UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Brown-Forman Corporation

(Name of Registrant as Specified In Its Charter)

N/A

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June 27, 2008
Dear Brown-Forman Stockholder:
It is our pleasure to invite you to attend Brown-Forman Corporation’s 2008 Annual Meeting of Stockholders, which will be held:
Thursday, July 24, 2008
9:30 A.M. (Eastern Daylight Time)
Brown-Forman Conference Center
850 Dixie Highway
Louisville, Kentucky 40210
We hope to see you on July 24. All Class A Stockholders are urged to complete and return the enclosed Proxy Card as soon as possible, whether or not you plan to attend the Annual Meeting. Your vote is very important to us.
Sincerely,

Paul C. Varga,	Geo. Garvin Brown IV,
Chairman and	Presiding Chairman of the
Chief Executive Officer	Board of Directors
BROWN-FORMAN CORPORATION  850 DIXIE HIGHWAY,  LOUISVILLE, KY 40210

EARLY TIMES
WOODFORD RESERVE
CANADIAN MIST
BEL ARBOR
PEPE LOPEZ
OLD FORESTER
KORBEL
FINLANDIA
LITTLE BLACK DRESS
JACK DANIEL'S COUNTRY COCKTAILS
TUACA
ELEVEN TONGUES
BOLLA
WAKEFIELD WINES
JACK DANIEL'S
ROUGE
GALA
CANADIAN MIST
WOODFORD RESERVE
STELLAR
FETZER VINEYARDS
JACK DANIEL'S COUNTRY COCKTAILS
EDUARDO
DON
ROUGE
GALA
FIVE RIVERS
HERRADURA
CHAMBORD
MICHEL PICARD
GENTLEMAN JACK
FONTANA CANDIDA
MICHEL PICARD
BONTERRA
BEL ARBOR
FIVE RIVERS
EL JIMADOR
JEKEL
BOLLA
FIVE RIVERS
TIMES EARLY
VIRGIN VINES
CANADIAN MIST
SANCTUARY
JACK DANIEL'S SINGLE BARREL
SOUTHERN COMFORT
SONOMA-CUTRER

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
Brown-Forman Corporation will hold its Annual Meeting for holders of our Class A Common Stock in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky 40210, at 9:30 A.M. (Eastern Daylight Time), on Thursday, July 24, 2008.
We are holding this meeting for the following purposes, which are more fully described in the accompanying Proxy Statement:
•	To elect a board of thirteen directors; and

•	To transact such other business as may properly come before the meeting.
Only Class A stockholders of record at the close of business on June 16, 2008, are entitled to vote at the meeting. Holders of Class B Common Stock are welcome to attend the meeting but may not vote. We will not close the stock transfer books in advance of the meeting. Class A stockholders may vote either in person or by proxy, which means that you designate someone else to vote your shares.
If you are a Class A stockholder, whether or not you plan to attend the meeting, PLEASE complete, sign, and date the enclosed Proxy Card and return it promptly in the enclosed envelope. Submitting a proxy will not affect your right to vote your shares differently if you attend the meeting in person. We are not asking for Proxy Cards from holders of Class B Common Stock.
We enclose separately for your review a copy of our Annual Report for the fiscal year ended April 30, 2008.

Louisville, Kentucky June 27, 2008 By Order of the Board of Directors Matthew E. Hamel, Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 24, 2008:
The Notice of Annual Meeting, Proxy Statement, and 2008 Annual Report to Stockholders are available at
www.brown-forman.com/proxy

PROXY STATEMENT

QUESTIONS AND ANSWERS
This section sets forth certain frequently asked questions and answers about the Proxy Statement and the Annual Meeting.
Q:	Why did I receive these proxy materials?

A:	The Board of Directors of Brown-Forman Corporation provides you these proxy materials so that you may cast your vote knowledgeably on the matters to be considered at the 2008 Annual Meeting of Stockholders. The meeting will take place on Thursday, July 24, 2008, at 9:30 A.M. (Eastern Daylight Time), in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky 40210. We began mailing this Proxy Statement and accompanying materials on or about June 27, 2008, to holders of record of our Class A Common Stock at the close of business on June 16, 2008, the record date for the 2008 Annual Meeting.

Q:	What is the record date and what does it mean?

A:	The Board has set June 16, 2008, as the record date for the 2008 Annual Meeting. Holders of our Class A Common Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. If you purchase Class A Common Stock after the record date, you may vote those shares only if you receive a proxy to do so from the person who held the shares on the record date.

Q:	What information is contained in these proxy materials?

A:	The information contained in these proxy materials relates to the election of directors at the Annual Meeting, the voting process, our corporate governance, the compensation of our directors and most highly paid executive officers, and other matters.

Q:	May holders of Class B Common Stock vote at the meeting?

A:	Holders of shares of Class B Common Stock are not entitled to vote on any of the matters to be considered at the 2008 Annual Meeting of Stockholders.

Q:	How will my dividend reinvestment and employee stock purchase plan shares be voted?

A.	Shares of Class A Common Stock held by participants in Brown-Forman’s dividend reinvestment and employee stock purchase plans are included in your holdings and reflected on your Proxy Card. The shares will be voted as you direct.

Q:	What am I voting on?

A:	The only matter slated to be voted upon this year is the election of our Board of Directors. Class A stockholders may also vote on any other matter that is properly brought before the meeting.

Q:	Who are the nominees for directors?

A:	We have thirteen director nominees who are standing for election. We describe each nominee briefly in this Proxy Statement.

Q:	How does the Board recommend I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board.

Q:	What is the Proxy Card for?

A:	By completing and signing the Proxy Card, you authorize the individuals named on the card to vote your shares for you, in accordance with your instructions. If you grant a proxy, the persons named as proxy holders will also have the obligation and authority to vote your shares as they see fit on any other matter properly presented for a vote at the meeting. If for any unforeseen reason a director nominee is not available to serve, the persons named as proxy holders may vote your shares at the meeting for another nominee. The proxy holders for this year’s Annual Meeting are Geo. Garvin Brown IV, Paul C. Varga, and Matthew E. Hamel.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	A majority of the outstanding shares of our Class A Common Stock must be present in person or represented by proxy to constitute a quorum to conduct business at the Annual Meeting. Shares voted as “withheld” will be counted as present for purposes of determining a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote from some or all of the nominees.

Q:	What is the voting requirement to elect the directors?

A:	A nominee is elected if he or she receives a majority of the votes cast at the meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	We are not aware of any business other than the election of directors to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the obligation and authority to vote your shares as they see fit on any additional matters properly presented and brought to a vote at the meeting.

Q:	What is the difference between a “stockholder of record” and a “street name” holder?

A:	If your shares are registered in your name with our stock transfer agent, National City Bank, you are considered to be the “stockholder of record” of those shares. The proxy materials have been sent to stockholders of record directly from Brown-Forman Corporation. As a stockholder of record, you have the right to grant your voting proxy to the proxy holders named above, or to vote in person at the meeting. Only stockholders of record may vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank, your shares are said to be held in “street name.” The proxy materials have been forwarded to you in a mailing from your broker or bank, which is, for those shares, the “stockholder of record.” You have the right to direct your broker or bank how to vote your street name shares by using the voting instruction card included in the mailing.

Q:	What is “householding” and how does it affect me?

A:	“Householding” is a procedure approved by the Securities and Exchange Commission (“SEC”) that permits the delivery of a single Proxy Statement and annual report to multiple stockholders who share the same address and last name. Each stockholder in that household receives his or her own Proxy Card. We participate in householding to reduce our printing costs and postage fees, and to facilitate voting in households where shares may be held in multiple names and accounts. If you share an address with another stockholder and receive multiple copies of the proxy materials, you may request householding by writing or e-mailing our Secretary, Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210, or e-mailing him at Secretary@b-f.com. You also may request additional copies of the proxy materials at any time by writing or e-mailing our Secretary. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials (proxy materials are typically mailed in late June), by writing to our Secretary at the above address.

Q:	What should I do if I receive more than one Proxy Card?

A:	It is important that you complete, sign, and date each Proxy Card and each voting instruction card that you receive because they represent different shares.

Q:	What if I submit a Proxy Card and then change my mind as to how I want to vote?

A:	If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date, by providing our Secretary with written notice of revocation of your proxy, or by attending the meeting and casting your vote in person. To change your vote for shares you hold in street name, you will need to follow the instructions in the materials your broker or bank provides you.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce the results at the Annual Meeting and to issue a press release on the day of the Annual Meeting.

Q:	Whom may I call with questions about the Annual Meeting?

A:	For information about your stock ownership, or for other stockholder services, please contact Linda Gering, our Stockholder Services Manager, at (502) 774-7690, or Linda_Gering@b-f.com. For information about the meeting itself, please contact Matthew E. Hamel, our Secretary, at (502) 774-7631, or Secretary@b-f.com.

INTRODUCTION
This section describes the purpose of this Proxy Statement, who may vote, and how to vote.
Purpose. The Board of Directors of Brown-Forman Corporation is sending you this Proxy Statement to solicit proxies for use at the 2008 Annual Meeting of Stockholders, which will be held Thursday, July 24, 2008, at 9:30 A.M. (Eastern Daylight Time) at Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky 40210. We will begin mailing this Proxy Statement and accompanying materials on or about June 27, 2008, to holders of record of our Class A Common Stock at the close of business on June 16, 2008, the record date for the 2008 Annual Meeting.
Also beginning on June 27, 2008, our directors, officers, and other employees may solicit proxies by mail, phone, fax, the Internet or in person. We will pay all solicitation costs. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to the beneficial owners of our stock held in street name. In addition, we have retained Proxy Express, Inc., to assist with the distribution of proxy materials for a fee of approximately $16,000, plus associated expenses.
We are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2008 Annual Report to Stockholders are available at
www.brown-forman.com/proxy.
Please complete, sign, date, and return the enclosed Proxy Card at your earliest convenience.
Voting Stock. We have two classes of common stock, Class A and Class B. Only holders of Class A Common Stock may vote at the 2008 Annual Meeting. As of the close of business on the record date, June 16, 2008, we had outstanding 56,606,413 shares of Class A Common Stock.
Voting Rights. If you were a Class A stockholder on June 16, 2008, and the books of our transfer agent reflect your stock ownership, you may cast one vote for each share registered in your name. You may vote your shares either in person or by proxy. To vote by proxy, please complete, sign, date, and return the enclosed Proxy Card. Granting a proxy will not affect your right to vote shares registered in your name if you attend the meeting and want to vote in person. You may revoke a proxy at any time before it is voted by sending our Secretary written notice of your revocation at the following address: Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210. For any shares you hold in street name, you must submit voting instructions to the stockholder of record in accordance with the instructions they provide. To revoke your proxy, you must comply with the directions they provide. The proxy holders will vote all shares represented by effective proxies in accordance with the terms stated in the proxy. The proxy holders for this year’s Annual Meeting are Geo. Garvin Brown IV, Paul C. Varga, and Matthew E. Hamel.
A majority of the outstanding shares of our Class A Common Stock must be present in person or represented by proxy to constitute a quorum to conduct business at the Annual Meeting. A nominee is elected if he or she receives a majority of the votes cast at a meeting at which there is a quorum. A majority of the shares represented at the meeting must approve any other matter properly presented and brought to a vote at the meeting. We will count shares voted as “withheld” as present for purposes of determining the number of shares represented at the meeting.

ELECTION OF DIRECTORS
This section provides biographical information about our Director nominees.
Election of Directors at the Annual Meeting. Members of Brown-Forman’s Board of Directors are elected each year at the Annual Meeting. Once elected, a director holds office until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified, unless he or she first resigns, reaches retirement age, or is removed.
The Board of Directors is authorized to fix the number of directors to serve on the Board from time to time, within a range of three to seventeen members. Currently, our Board’s size is set at fourteen members. However, Director Owsley Brown II is retiring from Board service when his term expires at the upcoming Annual Meeting. Upon his retirement, our Board size will be set at thirteen members. There are thirteen nominees on this year’s slate of directors.
The proxy holders will vote all shares for which they receive a proxy “FOR” the election of all director nominees below, unless you direct them on the Proxy Card to withhold your vote as to certain or all of the nominees. If any nominee becomes unable to serve before the meeting, the persons named as proxy holders may vote your shares for a substitute nominee. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unwilling or unable to serve as director.
Nominees. Set forth below is certain information about each of our thirteen director nominees. Each of the nominees is currently a director of Brown-Forman and is standing for re-election. The Board recommends a vote “FOR” the election of each of the director nominees.

Name, Age as of the July 24, 2008 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships

Patrick Bousquet-Chavanne, 50, director since 2005. Mr. Bousquet-Chavanne will commence as President and CEO of T-Ink, Inc., a company specializing in advanced conductive technology, effective July 1, 2008; Group President of the Estée Lauder Companies Inc. from 2001 to June 30, 2008; President of Estée Lauder International, Inc., from 1998 to 2001.

Barry D. Bramley, 70, director since 1996. Non-Executive Chairman of Lenox, Incorporated (a subsidiary of Brown-Forman at the time), from 1998 to 2004; Non-Executive Chairman of Cornwell Parker, PLC, High Wycombe, England from 1998 to 2000; Chairman and Chief Executive Officer of British-American Tobacco Company Ltd., London, England from 1988 to 1996.

Geo. Garvin Brown IV, 39, director since 2006, joined Brown-Forman in 1996. Our Presiding Chairman of the Board since September 2007 and Vice President since 2007; Jack Daniel’s Brand Director in Europe and Africa since 2004; Vice President of Brown-Forman Beverages, Europe, Ltd., from 2004 to 2007; Director of the Office of the Chairman and Chief Executive Officer from 2002 to 2004.

Name, Age as of the July 24, 2008 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships

Martin S. Brown, Jr., 44, director since 2006. Partner, Adams and Reese LLP, a law firm, since 2005; Partner, Stokes & Bartholomew, P.A. (a predecessor firm to Adams and Reese LLP) since 1999.

Donald G. Calder, 71, director since 1995. President and Chief Financial Officer of G.L. Ohrstrom & Co., Inc., a private investment firm, since 1997; Vice President of G.L. Ohrstrom & Co., Inc., from 1996 to 1997; Partner of predecessor partnership, G.L. Ohrstrom & Co., from 1970 to 1996; Chairman and Chief Executive Officer of Harrow Industries from 1997 to 1999. Other directorships: Carlisle Companies Incorporated, Central Securities Corporation.

Sandra A. Frazier, 36, director since 2006. Founder and Member, Tandem Public Relations, LLC, since 2005; Public Relations Account Manager at Doe Anderson, Inc., from 2002 to 2005; Project Assistant at Schneider and Associates Public Relations from 2000 to 2001. Other directorships: Commonwealth Bank and Trust Company.

Richard P. Mayer, 68, director since 1994. Chairman and Chief Executive Officer of Kraft General Foods North America (now Kraft Foods Inc.) from 1989 to 1996.

William E. Mitchell, 64, director since 2007. Chairman of the Board of Arrow Electronics, Inc., since 2006, and President and Chief Executive Officer of Arrow Electronics, Inc., since 2003. Executive Vice President of Solectron Corporation and President of Solectron Global Services, Inc., from 1999 to 2003. Other directorships: Arrow Electronics, Inc., Rogers Corporation.

Matthew R. Simmons, 65, director since 2002. Founder and Chairman of Simmons & Company International since 1974; Chief Executive Officer of Simmons & Company International from 1974 to 2005; Author of Twilight in the Desert: The Coming Saudi Oil Shock and the World Economy.

Name, Age as of the July 24, 2008 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships

William M. Street, 69, director since 1971. Our President from 2000 to 2003; our Vice Chairman from 1987 to 2000; President and Chief Executive Officer of Brown-Forman Beverages Worldwide (a division of Brown-Forman) from 1994 to 2003. Other directorships: Papa John’s International, Inc.

Dace Brown Stubbs, 61, director since 1999. Private investor.

Paul C. Varga, 44, director since 2003, a twenty-one-year employee of Brown-Forman. Our Chairman since August 2007; our Chief Executive Officer since 2005; President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman) from 2003 to 2005; Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003.

James S. Welch, Jr., 49, director since 2007, an eighteen-year employee of Brown-Forman. Vice Chairman, Executive Director of Corporate Affairs, Strategy, Diversity, and Human Resources since 2007; Vice Chairman, Executive Director of Corporate Strategy and Human Resources from 2003 to 2007; Senior Vice President and Executive Director of Human Resources from 1999 to 2003.
Family Relationships. No family relationship (first cousin or closer) exists between any two directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer, except as follows: Director Owsley Brown II (who is not standing for re-election at the 2008 Annual Meeting of Stockholders) and Director Dace Brown Stubbs are first cousins; Director Martin S. Brown, Jr., is the nephew of Director Owsley Brown II; and Director Geo. Garvin Brown IV is the nephew of Director Dace Brown Stubbs.

CORPORATE GOVERNANCE
This section describes our corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and the corporate governance rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.
Policies and Practices.
Corporate Governance Guidelines. In addition to the Company’s Bylaws, the Board has adopted Corporate Governance Guidelines, which provide a framework for the conduct of the Board’s business and guide the Board in the exercise of its duties. These guidelines set forth Board responsibilities, director qualification standards, audit and compensation committee member independence requirements, board meeting and attendance requirements, and policies related to director compensation, management succession, director access to management and independent advisors, and an annual performance self-evaluation. The Corporate Governance Guidelines are published on our website in the “Corporate Governance” area of the “Investor Relations” section (www.brown-forman.com/company/governance). You may request a print copy at no charge by writing to our Secretary, Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210, or e-mailing him at Secretary@b-f.com.
Code of Conduct and Compliance Guidelines. The Company has adopted the Brown-Forman Code of Conduct and Compliance Guidelines (the “Code of Conduct”), which sets forth standards of ethical behavior applicable to all Company employees and directors. The Code of Conduct contains a Code of Ethics for Senior Financial Officers, which details the Company’s expectation that all financial, accounting, reporting, and auditing activities of the Company be conducted in strict compliance with all applicable rules and regulations, and in accordance with the highest ethical standards. The Code of Conduct, including the Code of Ethics for Senior Financial Officers, can be found on our website in the “Corporate Governance” area of the “Investor Relations” section (www.brown-forman.com/company/governance). You may request a print copy at no charge by writing to our Secretary, Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210, or e-mailing him at Secretary@b-f.com.
Disclosure Control Committee. In 2004, we established a Disclosure Control Committee composed of members of senior management to oversee the accuracy and timeliness of our public disclosures. The Disclosure Control Committee has implemented a financial review process that enables our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) to certify our quarterly and annual financial reports with confidence.
Our Board of Directors.
Our Board of Directors is the policy-making body that is ultimately responsible for the Company’s financial well-being, business success, and ethical climate. Our CEO reports to the Board and is responsible for leading senior management in developing the strategic direction of our business, the success of our brands, and ensuring that our financial and accounting systems accurately reflect our financial condition. Management proposes business strategies, which the Board then discusses, approves, and oversees.
Changes to Our Board Since the 2007 Annual Meeting.
Owsley Brown II. Owsley Brown II, our former Executive Chairman, retired from management service and as Chairman of the Board in September 2007. At the time of his retirement, Mr. Brown had been employed by Brown-Forman for 46 years. Mr. Brown announced in May 2008 that he would retire from the Board of Directors when his term expires at the upcoming Annual Meeting. This will conclude a remarkable 37-year service on the Board, which included 12 years as the Board’s Chairman.
Geo. Garvin Brown IV. Geo. Garvin Brown IV assumed the role of Presiding Chairman of the Board of Directors, effective September 27, 2007.
We are a “Controlled Company”.
The Board of Directors has determined that Brown-Forman is a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) rules. A controlled company is one in which more than 50% of the voting power is held by an individual, a group, or another company. The Brown family control group owns substantially more than 50% of our Class A voting stock, the overwhelming majority of which has historically voted in favor of the directors proposed by the Board.
Controlled companies are exempt from the NYSE rules that require a board composed of a majority of independent directors, a fully independent nominating/corporate governance committee, and a fully independent compensation committee. The Company has chosen to avail itself of the exemptions from having a board composed of a majority of independent directors and a fully independent nominating/corporate governance committee. Notwithstanding the available exemption, Brown-Forman does have a compensation committee composed exclusively of independent directors.
Our Independent Directors.
Under NYSE rules, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination. Our Board has determined that seven of our thirteen director nominees have no material relationship with the Company and are independent under NYSE standards. These are Directors Patrick Bousquet-Chavanne, Barry D. Bramley, Donald G. Calder, Richard P. Mayer, William E. Mitchell, Matthew R. Simmons, and William M. Street. In making its determination of independence with regard to Messrs. Bramley and Street, the Board considered Mr. Bramley’s prior service as Non-Executive Chairman of Lenox, Incorporated, a former Company subsidiary, and Mr. Street’s prior employment with the Company.

Mr. Bramley joined our Board in 1996 as an independent director. At the request of management and the Board, he agreed to serve as Non-Executive Chairman of our then-subsidiary Lenox, Incorporated. In that role, Mr. Bramley was compensated for the time and attention he devoted to Lenox-related duties. Mr. Bramley’s service as Non-Executive Chairman of Lenox ceased in 2004, and Brown-Forman sold Lenox in 2005.
Prior to his retirement from management in 2003, Mr. Street served for many years as an executive officer of Brown-Forman. He has served as a member of our Board since 1971. Despite his long-tenured employment relationship with the Company, Mr. Street has consistently demonstrated his independence from management in the performance of his duties as director. In addition, Mr. Street is a significant stockholder in the Company, beneficially owning close to three percent of our outstanding Class A Common Stock. The Board considered these facts when making its independence determination with respect to Mr. Street.
The Board determined that Geo. Garvin Brown IV, Paul C. Varga, and James S. Welch, Jr. are not independent because they are members of Company management. Dace Brown Stubbs is not independent because she has an immediate family member employed by the Company. The Board elected not to make a determination with respect to the independence of Martin S. Brown, Jr., and Sandra A. Frazier.
Board Meetings.
The Board held six meetings during fiscal 2008, all of which were regular meetings. All directors attended all Board meetings, except two directors missed one Board meeting each. Under a practice in place for many years and adopted formally as a policy by the Board of Directors in 2004, each director is expected to use his or her best efforts to attend the Annual Meeting of Stockholders. All of the directors were present in person or by phone at the 2007 Annual Meeting of Stockholders.
Board Committees.
Our Board has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee to assist the Board in the execution of its duties. The Board and its committees have the power to hire independent advisors, including attorneys and accountants, as they deem appropriate.
Audit Committee. The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence, and performance, and the performance of the Company’s internal audit function. The committee’s responsibilities include, among other things, the preparation of the Audit Committee Report that appears in this Proxy Statement on page 21.
During fiscal 2008, Directors Barry D. Bramley, Donald G. Calder, Richard P. Mayer, William E. Mitchell, and William M. Street served on the Audit Committee of our Board of Directors. Mr. Calder served as Chairman; Mr. Street served as Vice Chairman. Mr. Mayer resigned from Audit Committee service effective June 15, 2007. The Audit Committee held three regular meetings in person and nine quarterly certification-related meetings by telephone during fiscal 2008. All committee members attended all committee meetings, except one committee member missed three telephonic meetings and one committee member missed one telephonic meeting.
In addition to the NYSE requirement that each audit committee member satisfy the NYSE director independence standards, audit committee members must comply with the independence standards mandated by Section 301 of the Sarbanes-Oxley Act and set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee satisfies these standards. The Board has determined that each member of our Audit Committee is “financially literate” within the meaning of the NYSE rules. Mr. Bramley served as the designated “audit committee financial expert” during fiscal 2008.
The Audit Committee has a charter, which is reviewed annually by the committee, and was last amended by the Board on May 23, 2007. The charter sets forth the Audit Committee’s responsibilities and meets the standards of the NYSE and the SEC. A copy of the Audit Committee Charter is posted on our website in the “Corporate Governance” area of the “Investor Relations” section (www.brown-forman.com/company/governance), and is available in print at no charge by writing to our Secretary, Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210, or e-mailing him at Secretary@b-f.com.
Compensation Committee. The Compensation Committee assists the Board in fulfilling the Board’s duties relating to the compensation of our directors, officers, and employees. The committee’s responsibilities include, among other things, the preparation of the Compensation Committee Report that appears in this Proxy Statement on page 35. The committee is composed of three directors, each of whom qualifies as an independent director under NYSE listing standards, a “non-employee director” under SEC rules, and an “outside director” under regulations adopted pursuant to Section 162 of the Internal Revenue Code. During fiscal 2008, Richard P. Mayer (Chairman), Matthew R. Simmons, and Patrick Bousquet-Chavanne served on the Compensation Committee. The committee held four regular meetings and two special telephonic meetings during fiscal 2008. All committee members attended all committee meetings.
The Compensation Committee has a charter, which is reviewed annually by the committee, and was last amended by the Board on May 23, 2007. A copy of the Compensation Committee Charter is posted on our website in the “Corporate Governance” area of the “Investor Relations” section (www.brown-forman.com/company/governance), and is available in print at no charge by writing to our Secretary, Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210, or e-mailing him at Secretary@b-f.com.
Corporate Governance and Nominating Committee. The Board renamed the Nominating Committee the “Corporate Governance and Nominating Committee,” effective May 22, 2008. Also effective May 22, 2008, the Board adopted a written charter for this committee, a copy of which is posted on our website in the “Corporate Governance” area of the “Investor Relations” section (www.brown-forman.com/company/governance), and is available in print at no charge by writing to our Secretary, Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210, or e-mailing him at Secretary@b-f.com.

During fiscal 2008, the committee was composed of four directors: Richard P. Mayer (Chairman), Barry D. Bramley, Geo. Garvin Brown IV, and Donald G. Calder. All of the Corporate Governance and Nominating Committee members are independent under the NYSE listing standards, except Geo. Garvin Brown IV. The Corporate Governance and Nominating Committee held three regular meetings during fiscal 2008. All committee members attended all committee meetings.
The Corporate Governance and Nominating Committee’s primary responsibilities are to: assist the Board in identifying, recruiting, and recommending to stockholders appropriate candidates to serve as directors; periodically review the Company’s corporate governance principles in light of new developments in corporate governance best practices, taking into account the long-term best interests of all Company stockholders and the Company’s controlled-company status under the NYSE rules; and coordinate and oversee CEO succession planning on behalf of the Board.
In evaluating candidates for Board membership, the Corporate Governance and Nominating Committee seeks directors who will best represent the long-term interests of all stockholders. As articulated in our Corporate Governance Guidelines, the Board’s view is that all Brown-Forman directors should possess the highest personal and professional ethics, integrity, and values. The Board also believes that it is highly desirable for the directors to possess the following qualities: good judgment, skill, independence, civility, business courage, experience with businesses and other organizations of comparable size or character, and a lack of possible conflicts of interest. The Board realizes the critical and unique contribution made by each group of directors — the independents, the Brown family members, and the management representatives — and strives to find the ideal balance among them so that, in the aggregate, the Board can function in the most efficient and effective manner on behalf of all stockholders. The committee has not adopted a formal policy regarding stockholder-nominated director candidates because the committee believes that the processes used to date are appropriate and effective for identifying and selecting future Board members.
Executive Sessions of Our Non-Management and Our Independent Directors.
NYSE rules require non-management directors to meet at regularly scheduled executive sessions without management present. Our non-management directors held one such meeting in fiscal 2008. Richard P. Mayer was chosen as presiding director for the meeting. NYSE rules also require companies whose group of non-management directors includes directors who are not “independent” under NYSE listing standards to hold an executive session of just the independent directors at least once per year. Our independent directors held two such meetings in fiscal 2008. Richard P. Mayer was chosen as presiding director for those meetings as well.
Mandatory Retirement for Directors.
Our Bylaws provide that a director may serve on the Board through his or her 70th year, but shall retire thereafter, except that the Board may by special resolution ask a director to remain on the Board through his or her 72nd year, or until a given date, if the Board finds that such service would significantly benefit Brown-Forman. The Board must make this decision without the participation of the director involved and upon approval of two-thirds of the remaining Board members. The Board has determined that

Donald G. Calder’s continued service as a director is a significant benefit to Brown-Forman. Thus, the Board has requested, and Mr. Calder has agreed, that his Board service will be extended until the 2009 Annual Meeting of Stockholders.
How Can You Communicate With Our Board of Directors?
Brown-Forman stockholders and other interested parties may communicate with Brown-Forman’s directors, including the non-management directors as a group, by sending written communications to our Secretary, Matthew E. Hamel, at 850 Dixie Highway, Louisville, Kentucky 40210, or by e-mail at Secretary@b-f.com. Written communications received at such address will be provided to the individual director or group of directors to whom they are addressed, and copies of such communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints (which will be routed to the appropriate person), solicitations, communications on matters not normally considered at a Board level, or communications that relate to irrelevant topics.

STOCK OWNERSHIP
This section identifies the beneficial owners of 5% or more of our voting stock and the ownership amounts of our directors and executive officers.
Voting Stock Owned by “5% Beneficial Owners”.
As described more thoroughly in the Corporate Governance section beginning on page 9, Brown-Forman is a controlled company — controlled by members of the Brown family. The table below identifies each “beneficial owner” of 5% or more of our Class A Common Stock, our only class of voting stock, as of April 30, 2008. Each of the beneficial owners listed in the table below is either a Brown family member, an entity or trust controlled by Brown family members, or an individual serving as an advisor to a Brown family trust at the request of a Brown family member.
The SEC defines “beneficial ownership” to include shares over which a person has sole or shared voting or investment power. The Brown family holds Class A shares in a variety of family trusts and entities, with multiple family members often sharing voting control and investment power as members of advisory committees to the trusts or as owners or officers of the entities. As a result, many of the shares shown in the table below are counted more than once, as they are deemed to be beneficially owned by more than one of the persons identified in the table. Counting each share only once, the aggregate number of shares of Class A Common Stock beneficially owned by the persons in the table is 39,035,119 shares, or 69.0% of the 56,573,077 Class A shares outstanding as of the close of business on April 30, 2008.
The table therefore confirms that the Brown family continues its longstanding voting control of Brown-Forman Corporation.

	Amount and Nature of “Beneficial Ownership”(1)
	Voting and Investment Power					Percent of
Name and Address	Sole		Shared		Total	Class

Owsley Brown II	592,790		9,091,486		9,684,276	17.1%
850 Dixie Highway Louisville, Kentucky 40210

J. McCauley Brown	2,051,228	(2)	5,478,921	(3)	7,530,149	13.3%
850 Dixie Highway Louisville, Kentucky 40210

Ina Brown Bond	1,866,749		5,276,117		7,142,866	12.6%
PO Box 284 Goshen, Kentucky 40026

	Amount and Nature of “Beneficial Ownership”(1)
	Voting and Investment Power				Percent of
Name and Address	Sole	Shared		Total	Class

Owsley Brown Frazier(4)	590,514	5,478,921		6,069,435	10.7%
829 West Main Street Louisville, Kentucky 40202

Catherine Frazier Joy(4)	164,440	5,530,995		5,695,435	10.1%
PO Box 640 Goshen, Kentucky 40026

Laura Frazier(4)	147,049	5,478,921		5,625,970	9.9%
829 West Main Street Louisville, Kentucky 40202

Geo. Garvin Brown III(5)	95,746	5,448,290	(6)	5,544,036	9.8%
6009 Brownsboro Park Blvd., Suite B Louisville, Kentucky 40207

Owsley Brown Trust under	0	5,478,921		5,478,921	9.7%
Will for the benefit of Owsley Brown Frazier(4) 829 West Main Street Louisville, Kentucky 40202

Amelia Brown Frazier Trust	0	5,478,921		5,478,921	9.7%
under Agreement for the benefit of Owsley Brown Frazier(4) 829 West Main Street Louisville, Kentucky 40202

Avish Agincourt, LLC	0	5,478,921		5,478,921	9.7%
829 West Main Street Louisville, Kentucky 40202

Laura Lee Brown	32,427	5,163,486		5,195,913	9.2%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

Jean W. Frazier	276,110	4,888,985		5,165,095	9.1%
4810 Cherry Valley Road Prospect, Kentucky 40059

Sandra A. Frazier	13,456	4,888,985		4,902,441	8.7%
304 West Liberty Street, Suite 200 Louisville, Kentucky 40202

	Amount and Nature of “Beneficial Ownership”(1)
	Voting and Investment Power				Percent of
Name and Address	Sole	Shared		Total	Class

W. L. Lyons Brown, Jr.	1,006,487	3,887,131		4,893,618	8.7%
320 Whittington Parkway, Suite 206 Louisville, Kentucky 40222

Brooke A. Morrow	0	4,888,985		4,888,985	8.6%
1100 Ridgeway Loop Road Suite 444 Memphis, Tennessee 38120

Martin S. Brown, Sr.	0	4,233,356		4,233,356	7.5%
5214 Maryland Way, Suite 405 Brentwood, Tennessee 37027

Campbell P. Brown(5)	0	3,084,957		3,084,957	5.5%
850 Dixie Highway Louisville, Kentucky 40210

Geo. Garvin Brown IV(5)	0	3,024,168		3,024,168	5.4%
850 Dixie Highway Louisville, Kentucky 40210

Dace Brown Stubbs	2,000	2,885,323	(7)	2,887,323	5.1%
135 Sago Palm Road Vero Beach, Florida 32963

Marshall B. Farrer	210	2,885,323	(7)	2,885,323	5.1%
850 Dixie Highway Louisville, Kentucky 40210

Dace Polk Maki	0	2,885,323	(7)	2,885,323	5.1%
PO Box 91206 Louisville, Kentucky 40291

Log House Partners Ltd.	0	2,885,323		2,885,323	5.1%
135 Sago Palm Road Vero Beach, Florida 32963

Garvin Brown Deters	101,459	2,737,401		2,838,860	5.0%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

(1)	Based upon information furnished to the Company by the named persons and information contained in filings with the SEC.

(2)	J. McCauley Brown holds sole voting power over 2,051,228 shares of Class A Common Stock and sole investment power over 313,618 shares of Class A Common Stock.

(3)	J. McCauley Brown holds shared voting power over 5,478,921 shares of Class A Common Stock and shared investment power over 6,055,596 shares of Class A Common Stock. These totals include the holdings of Avish Agincourt, LLC, for which J. McCauley Brown serves as one member of a four-member Board of Managers together with the individuals listed in footnote 4 hereof. However, J. McCauley Brown has no direct or indirect pecuniary interest in the holdings of Avish Agincourt, LLC, is not a member of the group referenced in footnote 4 hereof, and reports beneficial ownership of such shares out of a desire for transparency.

(4)	Owsley Brown Frazier, Catherine Frazier Joy, Laura Frazier, the Owsley Brown Trust under Will for the benefit of Owsley Brown Frazier and the Amelia Brown Frazier Trust under Agreement for the benefit of Owsley Brown Frazier have agreed in principle to act together for the purpose of holding and voting certain shares of Class A Common Stock through their formation of Avish Agincourt, LLC. Thus, under SEC regulations, they may be deemed to constitute a “group”, and each may be deemed to beneficially own the shares held by Avish Agincourt, LLC, and by other members of the group. The holdings of Avish Agincourt, LLC, are reported on this table, and are included in each group member’s “shared voting and investment power” total, due to the group members’ shared control over such shares. The group beneficially owns an aggregate of 6,432,998 shares of Class A Common Stock, which represents 11.4% of the outstanding shares of Class A Common Stock.

(5)	Geo. Garvin Brown III, Campbell P. Brown and Geo. Garvin Brown IV have agreed in principle to act together for the purpose of holding and voting certain shares of Class A Common Stock through their formation of CBGB LLC. Thus, under SEC regulations, they may be deemed to constitute a “group”, and each may be deemed to beneficially own the shares held by CBGB LLC and by other members of the group. CBGB LLC holds in the aggregate 2,642,357 shares of Class A Common Stock, all of which are included in each group member’s “shared voting and investment power” total due to the group members’ shared control over such shares. The group beneficially owns an aggregate of 4,549,275 shares of Class A Common Stock, which represents 8.0% of the outstanding shares of Class A Common Stock.

(6)	Geo. Garvin Brown III serves as one member of a three-member advisory committee to two trusts holding, in the aggregate, 1,055,550 shares of Class A Common Stock (the “Trust Shares”). Although he shares voting and dispositional control of the Trust Shares, he has no direct or indirect pecuniary interest in them and disclaims beneficial ownership of them. Out of a desire for transparency, the Trust Shares are included in this total, but the group referenced in footnote 5 hereof does not consider the Trust Shares to be beneficially owned by the group and does not attribute beneficial ownership of the Trust Shares to the aggregate holdings of the group.

(7)	Dace Brown Stubbs, Marshall B. Farrer and Dace Polk Maki share voting and dispositional control of the shares held by Log House Partners Ltd., the holdings of which are reported separately on this table.

Stock Owned by Directors And Executive Officers.
The following table sets forth as of April 30, 2008, the beneficial ownership of our Class A and Class B Common Stock of each director nominee, each executive officer named in the Summary Compensation Table for Fiscal 2008 found on page 36, and of all directors and executive officers as a group. Some shares shown below are beneficially owned by more than one person. As of the close of business on April 30, 2008, there were 56,573,077 shares of Class A Common Stock and 64,018,513 shares of Class B Common Stock outstanding. In computing the aggregate number of shares and percentages owned by all directors and executive officers as a group, which includes shares owned by persons not named in this table, we counted each share only once.

	Class A Common Stock(2)					Class B Common Stock(2)
	Voting or Investment Power					Investment Power
					% of					% of
Name(1)	Sole		Shared	Total	Class	Sole		Shared	Total	Class
James L. Bareuther	18,517	(3)	0	18,517	*	98,437	(3)	0	98,437	*
Patrick Bousquet-Chavanne	0		0	0	*	15,383	(3)	0	15,383	*
Barry D. Bramley	200		2,000	2,200	*	45,927	(3)	0	45,927	*
Geo. Garvin Brown IV	0		3,024,168	3,024,168	5.4%	7,871	(3),(5)	0	7,871	*
Martin S. Brown, Jr.	75,618		105,434	181,052	*	7,235	(3)	1,200	8,435	*
Owsley Brown II	592,790		9,091,486	9,684,276	17.1%	433,600	(3)	8,534,000	8,967,600	14.0%
Donald G. Calder	12,000		12,000	24,000	*	25,418	(3)	0	25,418	*
Michael B. Crutcher	15,537	(3)	0	15,537	*	34,678	(3)	0	34,678	*
Sandra A. Frazier	13,456		4,888,985	4,902,441	8.7%	7,359	(3)	0	7,359	*
Richard P. Mayer	6,000		0	6,000	*	31,418	(3)	0	31,418	*
Mark I. McCallum	3,651	(3)	0	3,651	*	16,130	(3)	15	16,145	*
William E. Mitchell	1,000		0	1,000	*	5,374	(3)	0	5,374	*
Matthew R. Simmons	10,000		35	10,035	*	31,574	(3)	0	31,574	*
William M. Street	1,121,098	(4)	552,276	1,673,374	3.0%	179,717	(3)	0	179,717	*
Dace Brown Stubbs	2,000		2,885,323	2,887,323	5.1%	35,485	(3)	0	35,485	*
Paul C. Varga	54,150	(3)	0	54,150	*	42,082	(3)	0	42,082	*
James S. Welch, Jr.	9,226	(3)	0	9,226	*	57,870	(3)	0	57,870	*
Phoebe A. Wood	7,440	(3)	0	7,440	*	98,633	(3),(5)	0	98,633	*
All Directors and Executive
Officers as a Group (20 persons, including those named above)(6)	1,942,825	(7)	20,561,707	22,504,532	39.8%	1,195,325	(7),(8)	8,535,215	9,730,540	15.2%

*	Represents less than 1% of the class.

(1)	The address for each of the persons named in the table is 850 Dixie Highway, Louisville, Kentucky 40210.

(2)	Based upon Company information, information furnished to the Company by the named persons, and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days (including shares underlying options or stock appreciation rights that are exercisable within 60 days).

(3)	Includes the following shares subject to Class B Common Stock options or stock-settled stock appreciation rights (SSARs) exercisable on or before June 27, 2008 (60 days after April 30, 2008), and unvested performance-based Class A Common and Class B Common restricted stock over which the named persons have sole voting power:

		Class B
	Class A
	Restricted	Stock		Restricted
Name	Stock	Options	SSARs	Stock
James L. Bareuther	15,805	75,276	9,780	5,216
Patrick Bousquet-Chavanne	0	451	14,932	0
Barry D. Bramley	0	29,614	12,629	0
Geo. Garvin Brown IV	0	3,103	528	0
Martin S. Brown, Jr.	0	0	5,721	0
Owsley Brown II	0	428,437	2,627	0
Donald G. Calder	0	17,274	8,144	0
Michael B. Crutcher	6,697	27,934	0	2,160
Sandra A. Frazier	0	0	5,721	0
Richard P. Mayer	0	17,274	8,144	0
Mark I. McCallum	3,651	5,513	10,617	0
William E. Mitchell	0	0	5,374	0
Matthew R. Simmons	0	10,642	14,932	0
William M. Street	0	163,859	8,144	0
Dace Brown Stubbs	0	26,396	8,144	0
Paul C. Varga	54,002	23,421	0	7,587
James S. Welch, Jr.	9,226	39,914	11,634	6,322
Phoebe A. Wood	7,440	86,911	8,796	0

(4)	Includes 29,000 shares pledged as security.

(5)	Includes Class B Common Stock held in the Company’s 401(k) plan as of the close of business April 30, 2008, as follows: for Mr. Geo. Garvin Brown IV, 3,409 shares; for Phoebe A. Wood, 2,446 shares.

(6)	“All directors and executive officers as a group” includes 20 persons, including those directors and officers named in the table. In calculating the aggregate number of shares and percentages owned by all directors and executive officers as a group, each share is counted only once.

(7)	Includes 96,821 shares of Class A and 21,285 shares of Class B restricted stock held by all directors and executive officers as a group.

(8)	Includes 970,039 Class B Common stock options and 142,277 Class B Common SSARs held by all directors and executive officers as a group that are exercisable on or before June 27, 2008 (60 days after April 30, 2008).
Section 16(a) Beneficial Ownership Reporting Compliance.
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and “beneficial owners” of 10% or more of our Class A Common Stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal 2008 these persons reported all transactions on a timely basis, except that, the Company filed one Form 4 report one day late on James L. Bareuther’s behalf to report the exercise of 615 Class B Common Stock options and the sale of the underlying shares.

AUDIT COMMITTEE
This section includes a report of the Audit Committee of the Board of Directors. It explains the role of the Audit Committee and sets forth the fees paid to our independent registered public accounting firm.
Audit Committee Report.
The Audit Committee’s primary responsibility is the oversight of the Company’s financial reporting process on behalf of the Board. Management is responsible for establishing and maintaining the Company’s internal controls, for preparing the financial statements, and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The independent registered public accounting firm also issues a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviews the work of management and has direct responsibility for retention of the independent registered public accounting firm on behalf of the Board of Directors.
On behalf of the Board, the Audit Committee retained PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements and the Company’s internal control over financial reporting for fiscal 2008. The Audit Committee reviewed and discussed with management and PwC the audited financial statements as of and for the fiscal year ended April 30, 2008. In addition, the Audit Committee reviewed and discussed with management its assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s system of internal controls. These discussions included meetings with PwC without representatives of management present.
The Audit Committee discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications). PwC provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with PwC the firm’s independence and ability to conduct the audit. The Audit Committee has determined that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company is compatible with maintaining auditor independence.
Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2008.
Audit Committee
Donald G. Calder, Chairman
William M. Street, Vice Chairman
Barry D. Bramley
William E. Mitchell

Fees Paid to Independent Registered Public Accounting Firm.
The following table shows the fees that the Company paid or accrued for the audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2008 and 2007.

	Fiscal Years
	2007	2008
Audit Fees	$1,528,400	$1,673,500
Audit-Related Fees	229,500	202,400
Tax Fees	0	0
All Other Fees	0	0

Total	$1,757,900	$1,875,900

Audit Fees. This category includes the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, attestation services relating to the report on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, services normally provided in connection with statutory and regulatory filings or engagements, and statutory audits required by a foreign jurisdiction.
Audit-Related Fees. This category consists principally of assurance and other services related to the Company’s acquisition and divestiture activities, and audits of employee benefit plans. All of such fees were pre-approved by the Audit Committee in accordance with the policy described below.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.
The Audit Committee approved the fiscal 2008 audit and non-audit services provided by PricewaterhouseCoopers LLP. The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.
The Audit Committee pre-approves both the type of service to be provided by PricewaterhouseCoopers LLP and the estimated fee for the service. The Audit Committee has delegated to its Chairman authority to pre-approve proposed audit and non-audit services that arise between meetings, with the understanding that the decision to approve the service will be reviewed at the next scheduled Audit Committee meeting. During the approval process, the Audit Committee considers the impact of the type of service on the independence of the registered public accounting firm. Services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accounting firm. Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.
The Audit Committee has adopted other policies in an effort to protect further the independence of our independent registered public accounting firm. The Audit Committee must pre-approve PricewaterhouseCoopers’s rendering of personal financial and tax advice to any of the Company’s designated executive officers. In addition, the Audit Committee has adopted a policy that limits the Company’s ability to hire certain current and former employees of our independent registered public accounting firm.

EXECUTIVE COMPENSATION
This section explains our compensation philosophy and all elements of the compensation we provide to our Named Executive Officers.
Overview.
The following bullet points provide a brief overview of the more detailed disclosure set forth in the Compensation Discussion & Analysis section that begins on page 24.
•	The objective of our executive compensation program is to recruit, retain, and motivate a diverse team of talented executives.

•	We provide those executive officers whose names appear in the Summary Compensation Table on page 36 (our “Named Executive Officers,” or “NEOs”) with the following types of direct compensation: salary, cash-based short-term incentives, cash-based long-term incentives, and equity-based long-term incentives.

•	We target total cash compensation at the 55th to 65th percentile of the relevant market.

•	We believe in “pay for performance” and link short-term and long-term incentive compensation to the achievement of measurable performance goals.

•	We use equity-based compensation as a means of aligning the interests of our executives with those of our stockholders.

•	Short-term incentives support our pay-for-performance compensation philosophy; long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals and on sustainable growth and performance.

•	We have never backdated or re-priced equity awards. We do not time our equity award grants relative to the release of material non-public information (or vice-versa).

•	We are required to purchase in the open market or in private transactions any shares that are issued under our incentive compensation plan, resulting in no long-term dilution to our stockholders.

•	We offer our NEOs limited perquisites — an annual car allowance and reimbursement for certain financial planning-related expenses.

•	Our NEOs do not have employment, severance, or change-in-control agreements.

•	Our executives participate in the same group benefit programs available to nearly all of our salaried employees in the United States.

•	We maintain both tax-qualified retirement plans and non-qualified supplemental excess retirement plans.

•	Solid Company performance for fiscal 2008, as well as for fiscal 2006 and fiscal 2007, resulted in short- and long-term incentive compensation payouts well above their target amounts.

•	The market prices of our Class A and Class B Common Stock increased during fiscal 2008. This increase positively impacted the value of our executives’ accumulated equity-based incentives during fiscal 2008.

•	We believe our executive compensation program achieves the program’s objective in a reasonable and efficient manner.
Compensation Discussion and Analysis.
Compensation Committee. The Compensation Committee (the “Committee”) of our Board of Directors assists the Board in fulfilling the Board’s duties relating to the compensation of our directors, officers, and employees. The Committee is composed of three directors, each of whom qualifies as an independent director under NYSE listing standards, a “non-employee director” under SEC rules, and an “outside director” under regulations adopted pursuant to Section 162 of the Internal Revenue Code. The Committee has the sole authority, on behalf of the Board of Directors, to determine the compensation of our CEO. The Committee, with input from the Management Compensation and Benefits Committee (of which our CEO is a member), determines the compensation of our other NEOs. The Management Compensation and Benefits Committee and our Human Resources Department support the Committee in the performance of its responsibilities.
Independent Compensation Consultant. In the past, neither the Company nor the Committee routinely engaged an outside compensation consultant to determine the amounts or forms of executive or director compensation. However, both the Company and the Committee used data provided by independent outside compensation consultants. During the most recent fiscal year, the Committee used compensation survey data provided by Towers Perrin. Effective March 2008, the Committee engaged Frederic W. Cook & Co. as an independent compensation consultant to provide consulting services to the Committee. The Cook firm provides no other services to the Company or its management. The Committee had minimal interaction with the Cook firm during fiscal 2008.
Compensation Philosophy. The overarching objective of our compensation program is to enable Brown-Forman to recruit, retain, and motivate a diverse team of talented executives who will support our goal of being the best brand builder in the wine and spirits industry. In furtherance of this objective, our compensation program has the following primary goals:
•	To reward employees for their efforts in support of the Company’s business by offering competitive salaries;

•	To encourage a pay-for-performance culture by offering short-term and long-term incentive-based compensation that is earned upon the achievement of measurable performance goals; and

•	To align the interests of our executives with those of our stockholders through the use of equity-based compensation.
Compensation Offered. We offer the following compensation and benefits to our NEOs:
•	Salary, including a holiday bonus, which we consider part of salary

•	Short-term cash incentive compensation

•	Long-term cash incentive compensation

•	Long-term equity incentive compensation

•	Other benefits that are available to nearly all salaried employees

•	Limited additional benefits and perquisites

•	Limited post-termination compensation and benefits
Use of Market Data in Making Compensation Decisions. We believe that to recruit, retain, and motivate high-caliber executives, our executive compensation must be competitive with the compensation opportunities provided by companies with which we compete for executive talent. Therefore, it is the Committee’s practice to target total cash compensation at the 55th to 65th percentile of the relevant market, with the possibility of delivering top quartile total compensation if business performance exceeds targeted goals, and the flexibility to pay at lower levels for periods of underperformance.

In making compensation decisions for fiscal 2008, the Committee used customized compensation survey data provided by Towers Perrin. Specifically, the Committee reviewed information from two tranches of Towers Perrin survey data — one of manufacturing companies and one of consumer products companies. (Seven companies appeared in both of the survey groups.) The survey data included salary, incentive compensation, and internal pay equity information from companies with which we compete for executive talent, companies of comparable size and complexity, and companies that are recognized for their brand leadership. The companies in each of the survey tranches were:

Consumer Products Companies

The A.T. Cross Company	Gorton’s, Inc.	Molson Coors Brewing Company
Altria Group, Inc.	Heinz Foodservice	Nestle USA, Inc.
Avon Products, Inc.	The Hershey Company	Ocean Spray Cranberries, Inc.
Bob Evans Farms, Inc.	The J.M. Smucker Company	PepsiAmericas, Inc.
Cadbury Plc.	J.R. Simplot Company	PepsiCo, Inc.
Chiquita Brands International, Inc.	Kellogg Company	Reynolds American, Inc.
The Coca-Cola Company	Kraft Foods, Inc.	Rich Products, Corporation
Columbia Sportswear Company	Land O’Lakes, Inc.	S.C. Johnson & Son, Inc.
ConAgra Foods, Inc.	Lorillard Tobacco Company	Sara Lee Corporation
Diageo North America, Inc.	Mars, Incorporated	The Schwan Food Company
The Dial Corporation	Mary Kay, Inc.	Tupperware Brands Corporation
Fortune Brands, Inc.	McDonald’s Corporation	Unilever United States, Inc.
General Mills, Inc.	Mission Foods (Gruma Corp.)	Wm. Wrigley Jr. Company

Manufacturing Companies

3M Company	E. I. du Pont de Nemours and Co.	Masco Corporation
A.T. Cross Company	Eastman Chemical Company	McDermott International, Inc.
Abbott Laboratories	Eastman Kodak Company	Merck & Co., Inc.
Advanced Micro Devices, Inc.	Ecolab, Inc.	Molson Coors Brewing Company
Air Products and Chemicals, Inc.	Federal-Mogul Corporation	NIKE, Inc.
Alcon Laboratories, Inc.	Flowserve Corporation	Noranda Aluminum, Inc.
Allergan, Inc.	Ford Motor Company	Northup Grumman Newport News
Alliant Techsystems, Inc.	Fortune Brands, Inc.	PACCAR Inc.
Altria Group, Inc.	Gates Corporation	Panasonic Corp. of North America
Ameren Corporation	General Mills, Inc.	Parker Hannifin Corporation
ArvinMeritor, Inc.	General Motors Corporation	Pfizer Inc.
Astra Zeneca Pharmaceuticals LP	Graco Inc.	Pitney Bowes Inc.
Ball Corporation	Intel Corporation	PPG Industries, Inc.
Benjamin Moore & Co.	International Truck & Engine Corp.	Praxair, Inc.
BIC Corporation	ITT — Corporation	Robert Bosch LLC
The Boeing Company	Johnson & Johnson	Schneider Electric (K-Tech Corp.)
Bristol-Myers Squibb Company	Johnson Controls, Inc.	The Sherwin-Williams Company
The Coca-Cola Company	Kennametal Inc.	Siemens Corporation
Cytec Industries Inc.	Kohler Co.	Steelcase Inc.
DENTSPLY International Inc.	Loews Corporation	The Timken Company
Donaldson Company, Inc.	Mary Kay, Inc.	The Toro Company

Towers Perrin provided the survey data as an “interactive tool” that created predictive market values for each executive position based on company sales and the pay percentile desired within the specified peer group. The Committee gathered comparative data from each of the two survey groups for each executive position for which data was available, and then calculated an average of the data for all pay elements surveyed to arrive at what the Committee considered to be the most useful market information for each pay element and for each position. The Committee used this information primarily to understand prevailing market practices in support of our goal of offering competitive compensation to our executive officers. The Committee also used this information as a reference point when apportioning pay across the various elements of compensation.
When setting our NEOs’ compensation for fiscal 2008, the Committee reviewed market data for total cash compensation (base salary plus the value of short-term cash incentives) representing both the 55th percentile and the 65th percentile of the market to establish a range for total cash compensation. With respect to long-term incentive compensation, the Committee examined the 50th percentile of market data. The Committee also considered job scope, contribution, and long-term value to Brown-Forman. The Committee found that some NEOs were compensated at levels above, and others were compensated at levels below the market values for their roles. Most notably, the Committee found that our CEO’s compensation was below the market value for his role. The Committee relied on this information when deciding to increase the compensation of the CEO, with a focus on providing additional performance-based pay.
Principal Elements of Compensation.
Base Salary. Each year the Committee determines the salary for the CEO, and approves the salaries of the other NEOs, as recommended by the Management Compensation and Benefits Committee. We pay our NEOs a salary as a means of recognizing their significant responsibilities and rewarding them for their daily efforts at making Brown-Forman the best brand builder in the wine and spirits industry. It is our practice to offer our NEOs a salary within the 55th to 65th percentile of market, using the methodology described above. This premium base pay philosophy has been demonstrated to further our objective of attracting, retaining, and motivating a diverse team of talented executives.
The Committee reviews the NEOs’ salaries annually and determines any increase or decrease based on established merit budget guidelines applicable to all salaried employees and the results of individual performance assessments. Changes in salary for the NEOs may also be based upon a change in duties or other circumstances that would warrant adjustment to compensation, including, for example, a change in the market value of a NEO’s job. Adjustments to base salary are generally effective August 1st of each year, while promotional increases generally take place at the time of promotion, which may occur at any time.
The following describes the increases to the NEOs’ base salaries during the most recent fiscal year, excluding the value of their holiday bonus. All of the salary increases became effective on August 1, 2007.
•	Paul C. Varga. In increasing Mr. Varga’s salary from $936,000 to $950,000, the Committee considered the $1 million cap imposed by Internal Revenue Code Section 162(m) on non-performance-based compensation. Since Mr. Varga’s salary is approaching this cap, his increase in base salary was limited to $14,000.

•	Phoebe A. Wood. Ms. Wood’s salary was increased from $575,000 to $625,000 in recognition of her performance and as part of a planned process to bring her salary to a market-competitive level.

•	Owsley Brown II. Mr. Brown’s annual salary was increased from $921,600 to $960,000 as part of a normal merit increase in recognition of his performance during the prior fiscal year.

•	James L. Bareuther. Mr. Bareuther’s salary was increased from $508,000 to $535,000 as part of a normal merit increase in recognition of his performance during the prior fiscal year.

•	James S. Welch, Jr. Mr. Welch’s salary was increased from $450,000 to $520,000 in recognition of his performance and additional work responsibilities, and as part of a planned process to bring his salary to a market-competitive level.

•	Michael B. Crutcher. Mr. Crutcher’s salary did not change from $470,000, due to his planned retirement on August 31, 2007.

•	Mark I. McCallum. Mr. McCallum’s salary was increased from $400,000 to $470,000 in recognition of his performance during the prior fiscal year.
The holiday bonus, which we consider part of salary, is paid in cash near calendar year end and is calculated as follows:

Length of Continuous Service	Amount of Holiday Bonus
3 months but less than 6 months	1/8 of monthly salary
6 months but less than 5 years	1/4 of monthly salary
5 years but less than 10 years	3/8 of monthly salary
10 years or more	1/2 of monthly salary
The salaries, including holiday bonus, earned by our NEOs during fiscal 2008 are reflected in the column under the heading “Salary” in the Summary Compensation Table found on page 36.
Incentive Compensation.
     Alignment with Corporate Vision. Our corporate vision is to be the best brand builder in the wine and spirits industry. We think the best measure of success on this front is steady and sustainable year-over-year growth in depletion-based operating income (defined below). The payouts under our incentive compensation plan are directly linked to Company performance against this measure. Thus, our executive compensation plans are effectively aligned with our corporate vision and the key performance metric that defines our success.
     General. We provide our executives with both short-term and long-term performance-based incentive compensation opportunities. On July 22, 2004, our stockholders approved the 2004 Omnibus Compensation Plan (the “Plan”), an incentive compensation plan designed to reward participants for individual and Company performance. Officers, employees, and non-employee directors of the Company, its subsidiaries and affiliates are eligible to receive awards under the Plan. The Plan permits the following types of awards: cash, stock options, stock appreciation rights, stock, restricted stock, market value units, and performance units. All short-term and long-term incentive compensation paid by the Company is administered pursuant to the terms and conditions of the Plan. Under the terms of the Plan, performance goals are limited to certain Company, affiliate, operating unit or division financial performance measures, or individual goals. Performance goals may be expressed on an absolute or relative basis, and may exclude certain items deemed appropriate by the Committee.
     Short-Term Incentive Compensation. We provide our NEOs with an annual short-term incentive compensation opportunity, which is payable in cash and based upon a pre-determined percentage of each executive’s base salary. Short-term incentive compensation is performance-based, and payout is dependent upon the achievement during the fiscal year of certain goals related to Company performance. This form of compensation supports our objective of paying for performance.
Within 90 days following the commencement of each fiscal year, the Committee determines the Company’s short-term performance goals and cash opportunity for each NEO. The Committee also establishes a threshold performance level, which must be achieved before any short-term incentive compensation is paid. Performance at target yields a payout of 100%. If the threshold performance level is satisfied, the short-term incentive compensation paid out is based upon how much Company performance exceeds or falls short of the performance target, and is capped at 200% of target. The Committee reserves the right to adjust downward (but never upward) any award produced by this formula. Short-term incentive compensation is typically paid out on June 15 following the completion of the fiscal year.
For fiscal 2008, the short-term performance goals were based on the Company’s “depletion-based operating income.” This is the amount of operating profit earned by the Company on the number of nine-liter case depletions that occurred during the fiscal year. “Depletions” are shipments from wholesaler distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand. The Committee believes that depletion-based operating income is the most relevant measure by which to assess the Company’s short-term business performance. Factors considered in setting the performance goals included performance expectations on this metric among industry competitors, Company historical depletion-based operating income trends, and the Company’s outlook for fiscal 2008 depletion-based operating income. The fiscal 2008 short-term performance goals were determined by the Committee, with input from the Management Compensation and Benefits Committee, and were as follows:
Fiscal 2008 Short-Term Incentive Compensation Performance Goals

	Depletion-Based
Attainment Point	Operating Income(1)	Payout(2)

Threshold	$594.1	0%
Target	$641.7	100%
Maximum	$689.2	200%

(1)	Dollars in millions. Operating income between two points is interpolated using a straight line method.

(2)	Payout between two points is interpolated using a straight line method.

During fiscal 2008, we achieved depletion-based operating income of $674.6 million, corresponding to a short-term incentive compensation payout to our NEOs at 169% of target. The Committee did not exercise downward discretion with regard to the short-term incentive compensation payout in respect of any NEO.
A NEO forfeits his or her short-term incentive compensation if he or she voluntarily terminates employment or is discharged for cause during the fiscal year. For executives who leave the Company at or after age 55 with at least five years of service (considered to be retirees), the short-term incentive compensation is prorated based on length of service during the performance period, and is paid at the same time and in the same manner as to active employee participants.
Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2008 found on page 36 and the Grants of Plan Based Awards for Fiscal 2008 table found on page 39 for more information on the short-term incentive compensation we pay to our NEOs.
     Long-Term Incentive Compensation. We provide our NEOs with a long-term incentive compensation opportunity. Long-term incentives are intended to focus our executives on our long-range strategic goals and on the sustainable growth and performance of our brands. Long-term incentive compensation also serves as a retention mechanism for our executives.
The long-term incentive compensation opportunity contains both cash-based and equity-based awards, and is generally established in accordance with the following process: The total long-term incentive compensation opportunity for each NEO is initially determined as a cash value, and communicated to our NEOs within 90 days of the commencement of the fiscal year. At least 50% of each NEO’s long-term incentive compensation is delivered in the form of performance-based cash. The remaining portion is delivered through a combination of grants of restricted stock and stock appreciation rights.
The Committee, with input from the CEO with respect to the other NEOs, and taking into account the individual NEO’s preference on the matter, decides for each NEO what portion of the total long-term incentive compensation opportunity should be delivered via each of the long-term incentive vehicles. The Company has chosen not to adopt minimum stock ownership requirements for NEOs. However, in making its decision regarding what portion of a long-term award should be delivered via restricted stock, the Committee examines the equity holdings in the Company of each NEO from all sources, including personal holdings, holdings from past incentive-based awards, and holdings within the executive’s 401(k) plan account. As a result, the equity awards to NEOs may include only restricted stock, only stock appreciation rights, or a combination of the two. To provide flexibility in retirement planning, executives who are older than 62 or who will attain age 62 during the fiscal year are not required to have an equity component to their long-term incentive compensation award. The Committee believes that the use of equity-based compensation furthers the goal of aligning executives’ interests with those of Company stockholders.
For fiscal 2008, the long-term incentive compensation awarded to the NEOs contained three components: performance-based cash, performance-based restricted stock, and stock-settled stock appreciation rights.
•	Long-Term Performance-Based Cash Opportunity. Long-term cash awards are granted during the first 90 days of each fiscal year. The awards are paid out following the completion of a three-fiscal-year performance period. For example, long-term cash awards granted in early fiscal 2008 will be paid out shortly following the completion of fiscal 2010 (likely on June 15, 2010). The cash portion of each NEO’s long-term incentive compensation award is performance-based and subject to adjustment based on the Company’s performance over the applicable three-year period. Long-term cash compensation increases with the Company’s performance and is uncapped.

For the long-term incentive compensation performance period that ended in fiscal 2008 (i.e., for the three-year performance period of fiscal 2006 through fiscal 2008), the payout was based upon the average of the fiscal 2006, fiscal 2007 and fiscal 2008 payout percentages associated with the Company’s short-term incentive compensation program. During each of the past three fiscal years, the measure used to determine payout percentages for our short-term incentive compensation program has been depletion-based operating income. The Company’s performance during this three-year performance cycle (fiscal 2006 through fiscal 2008) resulted in a long-term incentive compensation payout at 173% of target.

An executive typically forfeits his or her long-term cash incentives if he or she voluntarily terminates employment (prior to retirement eligibility) or is discharged for cause during any three-year performance period. Subject to the Plan Administrator’s discretion, for those NEOs who leave the Company at or after age 55 with at least five years of service (considered to be retirees), the long-term cash incentive compensation is prorated, and is paid at the same time and in the same manner as to active employee participants.

Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2008 found on page 36 and the Grants of Plan Based Awards for Fiscal 2008 table found on page 39 for more information on the cash portion of the long-term incentive compensation we pay to our NEOs.

•	Performance-Based Restricted Stock. The restricted stock component of the NEOs’ long-term incentive compensation opportunity is initially determined by the Committee as a cash value, and is awarded to our NEOs on the date of the Company’s Annual Meeting of Stockholders, which is typically held in late July. This cash value is performance-based and subject to adjustment based on the Company’s performance during the fiscal year. After the completion of the fiscal year, the fiscal year’s short-term compensation performance adjustment factor is applied to the cash value designated for restricted stock, and the number of restricted shares issuable in respect of the award is then determined. The share price used to make this determination is the closing price of the relevant class of our common stock on the date of the award (the Annual Meeting date). The restricted shares are issued typically on June 1 following the date of the award.

For fiscal 2008, Class A Common restricted stock awards were made on July 26, 2007. The number of shares issued in respect of the awards was determined by multiplying the cash value of each NEO’s restricted stock opportunity at target by the short-term performance adjustment factor for fiscal 2008 (169%), and dividing that product by the value of our Class A Common Stock as of the close of trading on the date of the award, July 26, 2007 ($71.83). The restricted shares were issued June 1, 2008.

Restricted shares awarded for fiscal 2008 vest four years following the date of grant. NEOs receive cash dividend payments on the shares awarded to them to reinforce the ownership value of these shares and alignment with stockholders. Restricted stock is forfeitable should a NEO voluntarily terminate his or her employment (prior to retirement eligibility) during the restriction period, or be terminated for cause. Subject to the Plan Administrator’s discretion, restricted stock vests on a pro rata basis upon retirement, death or involuntary termination for reasons other than for cause. For more information on the restricted stock awarded for fiscal 2008, please see the Grants of Plan Based Awards for Fiscal 2008 and Outstanding Equity Awards as of April 30, 2008, tables set forth on pages 39 and 41, respectively.

•	Stock-settled Stock Appreciation Rights. Stock-settled stock appreciation rights (“SSARs”) are granted on the date of the Company’s Annual Meeting of Stockholders, which is typically held in late July. The number of Class B Common SSARs awarded to our NEOs for fiscal 2008 was determined by dividing the cash value of the long-term opportunity designated for SSARs by the Black-Scholes value of a SSAR as of the close of trading on the date of grant, July 26, 2007. SSARs are not exercisable until the first day of the third fiscal year following the grant date, and are exercisable for seven fiscal years thereafter (i.e., SSARs granted July 26, 2007, are exercisable May 1, 2010, and expire on April 30, 2017).

Prior to fiscal 2006, the Committee granted non-qualified Class B Common Stock options as part of the long-term incentive compensation opportunity instead of SSARs. These options are not exercisable until the first day of the third fiscal year following the grant date, and are exercisable for seven fiscal years thereafter. The number of options granted was determined by dividing the cash value of the long-term incentive opportunity designated for options by the Black-Scholes value of the option as of the close of trading on the date of grant.

For more information on the SSARs awarded for fiscal 2008, please see the Grants of Plan Based Awards for Fiscal 2008 and Outstanding Equity Awards as of April 30, 2008 tables set forth on pages 39 and 41, respectively.
Company Performance and its Effect on Executive Compensation. The Company’s reported performance for fiscal 2008 was solid. We substantially exceeded target performance levels for the fiscal 2008 performance period, and for the fiscal 2007 and fiscal 2006 performance periods. Therefore, the short-term and long-term incentive compensation that was paid on June 15, 2008, was significantly higher than the target amounts for these awards.
The market prices of our Class A and Class B Common Stock increased during fiscal 2008. Our Class A Common Stock closing price increased from $66.62 on April 30, 2007, to $70.25 on April 30, 2008. Our Class B Common Stock closing price increased from $63.93 on April 30, 2007, to $68.02 on April 30, 2008. These price increases resulted in a positive impact to the value of our executives’ accumulated equity-based incentives during fiscal 2008.
Perquisites and Employee Benefits. We provide our NEOs with certain employee benefits that are available to nearly all salaried employees, including Company-paid group term life insurance equal to two times cash compensation, travel accident insurance, Company matching contributions (up to 5%) to a 401(k) savings plan, medical and dental plans, and a pension that grows with each added year’s service and pay. In addition, we provide our NEOs with certain additional benefits, including a leased automobile (including automobile insurance), and reimbursement of financial planning expenses. We believe these benefits further our goal of attracting and retaining a diverse team of talented executives. For more detail on these benefits, please see the “All Other Compensation” column of the Summary Compensation Table for Fiscal 2008 found on page 36.
We occasionally invite the NEOs and their spouses to certain events, including retirement celebrations, award dinners, and during fiscal 2008, a multi-day offsite strategy session held in conjunction with one of our Board meetings. We believe these events provide valuable opportunities for our senior executives and directors to establish and develop relationships, furthering our objective of having a strong and cohesive senior management team.
Post-Termination Compensation and Benefits. We maintain both tax-qualified retirement plans and non-qualified supplemental excess retirement plans. Most salaried employees, including all of our NEOs, participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive calendar years’ compensation during the final ten years of employment. These retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest vests after five years of service. Please see the Pension Benefits Table on page 44 for additional information.
Federal tax law limits the benefits we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, including our NEOs, we maintain a nonqualified Supplemental Executive Retirement Plan (“SERP”). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The SERP also provides accelerated vesting of a portion of retirement benefits for certain key employees who join us mid-career.
We maintain a qualified 401(k) savings plan for most salaried employees, including our NEOs. Subject to a maximum the IRS sets annually ($15,500 for calendar 2008; $20,500 for employees who reached age 50 prior to the start of the calendar year), most participants in our 401(k) savings plan may contribute between 1% and 50% of their compensation to their savings plan accounts, although highly compensated employees including our NEOs are limited to contributions of between 1% and 16% of their compensation. Our match of participants’ contributions is currently 100% of the first 5% of the employee’s contribution, and vests fully after four years of service. At termination, the departing participant may elect to leave the vested balance in Company’s 401(k) plan or to roll it over to an IRA or (subject to applicable IRS rules) withdraw it.
We believe these post-termination compensation and benefit programs further our goal of attracting and retaining top executive talent, and serve to encourage executives to make long-term career commitments to us. For additional information on potential payments upon a change in control of the Company or upon termination, please see the Potential Payments upon Change-in-Control or Termination section of this Proxy Statement found on page 46.

NEO Retirements During Fiscal 2008. Three of our NEOs retired during fiscal 2008: Owsley Brown II, our former Executive Chairman; Michael B. Crutcher, our former Vice Chairman, General Counsel, and Corporate Secretary; and Phoebe A. Wood, our former Vice Chairman and Chief Financial Officer.
Owsley Brown II. Owsley Brown II, our former Executive Chairman, retired from management service effective September 30, 2007. The benefits provided to Mr. Brown upon his retirement include standard and customary retirement benefits provided in accordance with our plans, including incentive compensation plan payouts and continued vesting of long-term incentives as indicated in the Grant of Plan-Based Awards Table on page 39 and the Outstanding Equity Awards Table on page 41. Mr. Brown also received partial distributions from Brown-Forman’s qualified and non-qualified pension plans as indicated in the Pension Benefits Table on page 44.
Michael B. Crutcher. Michael B. Crutcher, our former Vice Chairman, General Counsel, and Corporate Secretary, retired effective August 31, 2007. The benefits provided to Mr. Crutcher upon his retirement include standard and customary retirement benefits provided in accordance with our plans, including incentive compensation plan payouts and continued vesting of long-term incentives as indicated in the Grant of Plan-Based Awards Table on page 39 and the Outstanding Equity Awards Table on page 41. Mr. Crutcher also received partial distributions from Brown-Forman’s qualified and non-qualified pension plans as indicated in the Pension Benefits Table on page 44.
Phoebe A. Wood. On April 28, 2008, in connection with her retirement, Phoebe A. Wood, our former Vice Chairman and Chief Financial Officer, and the Company entered into a Letter Agreement, effective May 1, 2008, pursuant to which Ms. Wood agreed to be available to provide consulting services to the Company from May 1, 2008, through April 30, 2009. Under the terms of the Letter Agreement, Ms. Wood was to receive $25,000 on May 1, 2008, and will receive $50,000 in each of the twelve months from May 2008 through April 2009, for total cash payments of $625,000. Ms. Wood will be available for approximately eight hours per week, on average, to provide consulting services to the Company, during which time Ms. Wood’s COBRA coverage costs and any reasonable expenses incurred by her in connection with providing the consulting services will be borne by the Company.
Ms. Wood’s outstanding restricted stock awards were prorated based on the time elapsed since the underlying awards were granted, and vested upon her retirement date as if her employment continued through April 30, 2009. The fiscal 2008 restricted stock award was prorated to 50%, multiplied by the applicable restricted stock performance adjustment factor, and paid in shares of Class A Common Stock, at Ms. Wood’s election, on or about June 1, 2008. For additional information on the treatment of Ms. Wood’s restricted stock upon her retirement, please see the Option Exercises and Stock Vested for Fiscal 2008 Table on page 43.
Appointment of Donald C. Berg as Chief Financial Officer. Donald C. Berg was appointed Chief Financial Officer of the Company, effective May 1, 2008. As of May 1, 2008, Mr. Berg’s base salary was $510,000, with a holiday bonus of $21,250. His short-term incentive compensation opportunity at target was $260,000, and his long-term incentive compensation opportunity for the performance period fiscal 2009 through fiscal 2011 at target was $600,000.

Compensation Policies and Practices.
Deductibility of Compensation. Internal Revenue Code Section 162(m) limits to $1 million the amount of annual compensation we may deduct when paid to a NEO. The law does however, allow us to deduct compensation over $1 million if it is “performance-based” and paid under a formal compensation plan that meets the Internal Revenue Code’s requirements. We took appropriate steps in defining performance goals under our 2004 Omnibus Compensation Plan to assure the deductibility of all compensation paid to NEOs. To maintain flexibility, we have no policy requiring that all NEO compensation be fully deductible. However, the Committee expects the Company to be able to deduct all fiscal 2008 compensation paid to our NEOs.
Equity Award Grants. We have an equity award grant policy that requires the grant date of any award to be the date of the applicable Plan Administrator or Board meeting at which such award was approved, and the grant price to be the closing price of the relevant class of our common stock on the grant date. We do not have a program, plan or practice of timing equity award grants in conjunction with the release of material non-public information (or vice-versa). We have never re-priced or back-dated options granted under any of our equity compensation plans, and the 2004 Omnibus Compensation Plan specifically prohibits these practices.
Purchase of Plan Shares. Under the terms of the Plan, we are required to purchase from time to time in the open market or in private transactions any shares that are issued under the Plan. We may use newly issued shares to cover exercises or redemptions of awards under the Plan, and then may purchase that equal number of shares in the open market or otherwise as quickly as is reasonably practicable thereafter. As a result, grants of awards under the Plan do not result in any long-term dilution to stockholders.
Conclusion. We believe that our executive compensation program has been successful in recruiting, retaining, and motivating a team of talented and diverse executives, both in the United States and around the world, who support our goal of being the best brand builder in the wine and spirits industry.
Compensation Committee Report.
We, the Compensation Committee of the Board of Directors of Brown-Forman Corporation, have reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Richard P. Mayer, Chairman Patrick Bousquet-Chavanne Matthew R. Simmons

Summary Compensation Table for Fiscal 2008.
The following table sets forth the compensation paid or accrued by the Company for the fiscal year ended April 30, 2008, for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers as of the end of the fiscal year, and two of our former executive officers who served as such during fiscal 2008 and who would have been included among our three most highly compensated executive officers (other than the CEO and CFO) but for the fact they were not serving as executive officers on April 30, 2008 (the “Named Executive Officers” or “NEOs”).

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred	All
						SSAR/	Incentive	Compen-	Other
				Stock		Option	Plan	sation	Compen-
Name and		Salary	Bonus	Awards		Awards	Compensation	Earnings	sation	Total
Principal Position	Year	($)(5)	($)(6)	($)(7)		($)(8)	($)(9)	($)(10)	($)(11)	($)

Paul C. Varga	2008	986,083	—	1,165,139		0	3,096,612	404,184	31,303	5,683,321
Chairman and Chief	2007	945,000	—	690,465		0	2,590,602	413,410	83,544	4,723,021
Executive Officer
Phoebe A. Wood	2008	632,031	—	425,532	(12)	264,942	1,010,300	118,033	32,972	2,483,810
Vice Chairman and Chief	2007	587,969	—	137,542		155,883	982,500	138,741	45,563	2,048,198
Financial Officer, retired(1)
Owsley Brown II	2008	423,733	—	0		40,744	1,903,671	1,618,494	5,300	3,991,942
Executive Chairman,	2007	957,600	—	0		246,428	3,281,470	1,840,820	14,370	6,340,688
retired(2)
James L. Bareuther	2008	550,542	—	302,632		125,558	968,364	300,795	39,383	2,287,274
Executive Vice President	2007	526,167	—	204,127		218,514	1,080,620	309,183	49,123	2,387,734
and Chief Operating Officer
James S. Welch, Jr.(3)	2008	524,166	—	202,936		140,777	858,925	123,846	32,165	1,882,815
Vice Chairman
Michael B. Crutcher	2008	171,354	—	568,595		0	740,221	743,459	16,528	2,240,157
Vice Chairman, General	2007	486,750	—	174,340		0	1,166,475	441,519	49,128	2,318,212
Counsel, and Corporate Secretary, retired(4)
Mark I. McCallum(3)	2008	462,292	—	103,079		88,474	774,276	57,233	30,384	1,515,738
Executive Vice President and Chief Brands Officer

(1)	Ms. Wood retired from her position as Vice Chairman and Chief Financial Officer, effective April 30, 2008.

(2)	Mr. Brown retired from his position as Executive Chairman, effective September 30, 2007.

(3)	Mr. Welch and Mr. McCallum were not Named Executive Officers during fiscal 2007. Therefore, no compensation information for fiscal 2007 appears in the Summary Compensation Table for these individuals.

(4)	Mr. Crutcher retired from his position as Vice Chairman, General Counsel, and Corporate Secretary, effective August 31, 2007.

(5)	Salary includes holiday bonus. Please see page 28 for additional information.

(6)	NEOs do not receive non-performance based compensation that would be considered a “Bonus” under SEC regulations.

(7)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended April 30, 2008, in accordance with SFAS 123(R), related to restricted stock granted in fiscal 2008 as well as prior fiscal years. Pursuant to SEC Regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Footnote 15 to the Company’s audited financial statements for the fiscal year ended April 30, 2008, which are included in the Company’s Annual Report on Form 10-K as filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs. Amounts reflected in this column (for fiscal 2007 and fiscal 2008) include dividends paid on restricted stock.

(8)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended April 30, 2008, in accordance with SFAS 123(R), related to SSARs granted in fiscal 2008, as well as options and SSARs granted in prior fiscal years. Pursuant to SEC Regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Footnote 15 to the Company’s audited financial statements for the fiscal year ended April 30, 2008, which are included in the Company’s Annual Report on Form 10-K as filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs.

(9)	Amounts listed for the year 2008 reflect short-term cash incentive compensation paid out for the one-year performance period ended April 30, 2008, and long-term cash incentive compensation paid out for the three-year performance period ended April 30, 2008, as determined by the Compensation Committee at its May 21, 2008 meeting and paid to the NEOs on or about June 15, 2008. Specific amounts include, for Mr. Varga, $2,048,778 short-term cash incentive compensation and $1,047,834 long-term cash incentive compensation; for Ms. Wood, $439,400 short-term cash incentive compensation and $570,900 long-term cash incentive compensation; for Mr. Brown, $765,071 short-term cash incentive compensation and $1,138,600 long-term cash incentive compensation; for Mr. Bareuther, $439,400 short-term cash incentive compensation and $528,964 long-term cash incentive compensation; for Mr. Welch, $439,400 short-term cash incentive compensation and $419,525 long-term cash incentive compensation; for Mr. Crutcher, $141,987 short-term cash incentive compensation and $598,234 long-term cash incentive compensation; and for Mr. McCallum, short-term cash incentive compensation of $439,400 and $334,876 long-term cash incentive compensation.

(10)	Amounts listed for the year 2008 reflect the change in pension value for each NEO during fiscal 2008. Specific amounts include, for Mr. Varga, ($2,176) change in qualified pension and $406,360 change in non-qualified pension; for Ms. Wood, $17,720 change in qualified pension and $100,312 change in non-qualified pension; for Mr. Brown, $577,451 change in qualified pension, $476,301 change in non-qualified pension and $564,742 pension distribution; for Mr. Bareuther, $44,902 change in qualified pension and $255,893 change in non-qualified pension; for Mr. Welch, $4,433 change in qualified pension and $119,413 change in non-qualified pension; for Mr. Crutcher, $69,618 change in qualified pension, $239,592 in non-qualified pension and $434,249 in pension distribution; and for Mr. McCallum, $14,860 change in qualified pension and $42,373 in non-qualified pension. Please see the Pension Benefits Table on page 44 for additional information, including assumptions used in the present value calculations.

(11)	Please see the Fiscal 2008 All Other Compensation Table below for additional information on the amounts reflected in this column. For fiscal 2008, amounts reflected in this column do not include dividends paid on restricted stock; for fiscal 2007, amounts reflected in this column include dividends paid on restricted stock.

(12)	Under the terms of the Letter Agreement entered into between the Company and Ms. Wood in connection with her retirement, Ms. Wood forfeited 1,741 shares of Class A Common Stock and 949 shares of Class B Common Stock.

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table.
Fiscal 2008 All Other Compensation Table

		Cost of
		Company-		Reimbursement
	401(k)	Provided	Cost of	of Financial
	Matching	Life	Company-	Planning
Name	Contribution	Insurance	Leased Car(1)	Expenses	Total

Paul C. Varga	$11,500	$3,120	$16,683	$0	$31,303

Phoebe A. Wood	11,875	2,695	14,402	4,000	32,972

Owsley Brown II	0	1,300	0	4,000	5,300

James L. Bareuther	11,520	2,472	13,094	12,297	39,383

James S. Welch, Jr.	12,125	2,330	13,710	4,000	32,165

Michael B. Crutcher	5,375	770	7,538	2,845	16,528

Mark I. McCallum	12,125	2,041	16,218	0	30,384

(1)	Values based on incremental cost to the Company during the fiscal year, including lease payments, maintenance and registration, and annual insurance premiums.

Grants of Plan-Based Awards for Fiscal 2008.
The following table sets forth information regarding the equity and non-equity awards granted to our NEOs during fiscal 2008. All such awards were made under our 2004 Omnibus Compensation Plan, as amended. For additional information on the Plan and the fiscal 2008 awards made thereunder, please see the Incentive Compensation section of our Compensation Discussion and Analysis, which begins on page 24.

									All	All
									Other	Other
									Stock	Option		Grant
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Number	Number of	or Base	Value of
			Plan Awards(2)			Plan Awards(3)			of Shares	Securities	Price of	Stock and
			Thresh-			Thresh-			of Stock	Underlying	Option	Option
	Grant	Descrip-	old	Target	Maximum	old	Target	Maximum	or Units	Options(4)	Awards	Awards(5)
Name	Date	tion(1)	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)

Paul C. Varga		STC	0	1,212,295	2,424,590
		LTC	0	1,025,929	2,051,858
		RS				0	1,025,929	2,051,858				1,733,833
Phoebe A. Wood		STC	0	260,000	520,000
		LTC	0	300,000	600,000
		RS				0	75,000 (6)	150,000 (6)				126,780
	7/26/07	SSAR								9,869	$68.22	150,532
Owsley Brown II		STC	0	452,704	905,408
		LTC	0	191,448	382,896
James L. Bareuther		STC	0	260,000	520,000
		LTC	0	312,500	625,000
		RS				0	187,500	375,000				316,914
	7/26/07	SSAR								8,224	$68.22	125,441
James S. Welch, Jr.		STC	0	260,000	520,000
		LTC	0	300,000	600,000
		RS				0	120,000	240,000				202,848
	7/26/07	SSAR								11,843	$68.22	180,641
Michael B. Crutcher		STC	0	84,016	168,032
		LTC	0	168,033	336,066
Mark I. McCallum		STC	0	260,000	520,000
		LTC	0	360,000	720,000
		RS				0	120,000	240,000				202,848
	7/26/07	SSAR								7,895	$68.22	120,422

(1)	STC is short-term incentive compensation payable in cash; LTC is long-term incentive compensation payable in cash; RS is performance-based restricted stock; SSAR is stock-settled stock appreciation rights.

(2)	Amounts represent the potential value of the payouts for the short-term incentive compensation opportunity for the fiscal 2008 performance period and the cash component of the long-term incentive compensation opportunity for the three-year performance period fiscal 2008 through fiscal 2010, inclusive. No amounts are payable if threshold performance levels are not achieved. Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2008 on page 36 for amounts paid out in respect of fiscal 2008 performance. STC is capped at 200% of target; LTC is uncapped, but as a point of reference a Maximum number of 200% of target is included.

(3)	Amounts represent the cash value of a NEO’s long-term incentive compensation opportunity designated for RS for fiscal 2008. No RS is awarded if threshold performance levels are not achieved. The long-term incentive compensation opportunity designated for RS is capped at 200% of target. The actual number of shares of RS awarded for fiscal 2008 is determined by multiplying the cash value at target of a NEO’s long-term incentive compensation opportunity designated for RS by the short-term performance adjustment factor for fiscal 2008 (169%), and dividing that product by $71.83, which is the value of our Class A Common Stock as of the close of trading on the date of grant, July 26, 2007. Restricted shares granted in respect of fiscal 2008 performance vest four years following the date of grant. The number of Class A Common performance-based restricted shares issued on June 1, 2008, in respect of the fiscal 2008 awards was: for Mr. Varga, 24,138; for Ms. Wood, 1,765 (for additional information, please see footnote (6) to this table); for Mr. Bareuther, 4,412; for Mr. Welch, 2,824; and for Mr. McCallum, 2,824.

(4)	The number of SSARs awarded to our NEOs for fiscal 2008 was determined by dividing the cash value of the opportunity designated for SSARs by the Black-Scholes value of our Class B Common Stock as of the close of trading on the date of grant, July 26, 2007. SSARs are not exercisable until the first day of the third fiscal year following the fiscal year of grant, and are exercisable for seven fiscal years thereafter. SSARs granted July 26, 2007, are exercisable May 1, 2010, and expire April 30, 2017.

(5)	Amounts represent the full grant date fair value of each RS award (at target) and SSAR award made during fiscal 2008 as calculated in accordance with SFAS 123(R).

(6)	Under the terms of the Letter Agreement entered into between the Company and Ms. Wood in connection with her retirement, Ms. Wood’s fiscal 2008 restricted stock award was prorated to 50%, multiplied by the applicable restricted stock performance adjustment factor, and paid in shares of Class A Common Stock, at Ms. Wood’s election.

Outstanding Equity Awards as of April 30, 2008.
The following table sets forth the outstanding equity awards held by our NEOs as of April 30, 2008. The year-end values set forth in the table are based on the $70.25 closing price for our Class A Common Stock and the $68.02 closing price for our Class B Common Stock on April 30, 2008.

	Option and SSAR Awards(1)							Stock Awards(2)
				Equity								Equity Incentive
				Incentive Plan						Market	Equity Incentive	Plan Awards:
				Awards:					Number	Value of	Plan Awards:	Market or
		Number of	Number of	Number of					of Shares	Shares or	Number of	Payout Value
		Securities	Securities	Securities					or Units	Units of	Unearned	of Unearned
		Underlying	Underlying	Underlying	Option/				of Stock	Stock	Shares, Units	Shares, Units
		Unexercised	Unexercised	Unexercised	SSAR	Option/			That	That	or Other	or Other
		Options/	Options/	Unearned	Exercise	SSAR			Have Not	Have Not	Rights That	Rights That
	Grant	SSARs (#)	SSARs (#)	Options/	Price	Expiration		Grant	Vested	Vested	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	SSARs (#)	($)	Date		Date	(#)	(#)(3)	Vested (#)	Vested ($)

Paul C. Varga	7/25/02	13,770			31.33	4/30/12
	7/24/03	9,651			38.27	4/30/13
								7/24/03	7,587	516,068
								7/22/04	17,025	1,196,006
								7/28/05	17,769	1,248,272
								7/27/06	19,208	1,349,362
								7/26/07	24,138	1,695,695
Phoebe A. Wood(4)	5/23/01	17,314			31.54	4/30/11
	7/31/01	17,735			33.34	4/30/11
	7/25/02	22,562			31.33	4/30/12
	7/24/03	14,863			38.27	4/30/13
	7/22/04	14,437			45.44	4/30/14
	7/28/05		8,796		57.74	4/30/15
	7/27/06		8,567		70.63	4/30/16	(5)
	7/26/07		9,869		68.22	4/30/17	(5)
Owsley Brown II	7/28/99	55,877			30.37	4/30/09
	7/27/00	81,061			24.60	4/30/10
	7/31/01	64,089			33.34	4/30/11
	7/25/02	81,254			31.33	4/30/12
	7/24/03	81,190			38.27	4/30/13
	7/22/04	64,966			45.44	4/30/14
	11/15/07	2,627			68.00	4/30/17
James L. Bareuther	7/28/99	11,984			30.37	4/30/09
	7/27/00	17,796			24.60	4/30/10
	7/31/01	11,908			33.34	4/30/11
	7/25/02	8,659			31.33	4/30/12
	7/24/03	13,610			38.27	4/30/13
	7/22/04	11,319			45.44	4/30/14
	7/28/05		9,780		57.74	4/30/15
	7/27/06		10,934		70.63	4/30/16
	7/26/07		8,224		68.22	4/30/17
								7/24/03	5,216	354,792
								7/22/04	7,508	527,437
								7/28/05	5,382	378,086
								7/27/06	2,915	204,779
								7/26/07	4,412	309,943

	Option and SSAR Awards(1)						Stock Awards(2)
				Equity							Equity Incentive
				Incentive Plan					Market	Equity Incentive	Plan Awards:
				Awards:				Number	Value of	Plan Awards:	Market or
		Number of	Number of	Number of				of Shares	Shares or	Number of	Payout Value
		Securities	Securities	Securities				or Units	Units of	Unearned	of Unearned
		Underlying	Underlying	Underlying	Option/			of Stock	Stock	Shares, Units	Shares, Units
		Unexercised	Unexercised	Unexercised	SSAR	Option/		That	That	or Other	or Other
		Options/	Options/	Unearned	Exercise	SSAR		Have Not	Have Not	Rights That	Rights That
	Grant	SSARs (#)	SSARs (#)	Options/	Price	Expiration	Grant	Vested	Vested	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	SSARs (#)	($)	Date	Date	(#)	(#)(3)	Vested (#)	Vested ($)

James S. Welch, Jr.	7/28/99	12,011			30.37	4/30/09
	7/31/01	7,593			33.34	4/30/11
	7/25/02	7,726			31.33	4/30/12
	7/22/04	12,584			45.44	4/30/14
	7/28/05		11,634		57.74	4/30/15
	7/27/06		6,675		70.63	4/30/16
	7/26/07		11,843		68.22	4/30/17
							7/24/03	6,322	430,022
							7/22/04	3,710	260,628
							7/28/05	2,846	199,932
							7/27/06	2,670	187,568
							7/26/07	2,824	198,386
Michael B. Crutcher(6)	7/27/00	9,943			24.60	4/30/10
	7/31/01	7,917			33.34	4/30/11
	7/25/02	10,074			31.33	4/30/12
Mark I. McCallum	7/24/03	7,839			38.27	4/30/13
	7/22/04	5,513			45.44	4/30/14
	7/28/05		8,334		57.74	4/30/15
	7/27/06		2,283		70.63	4/30/16
	7/26/07		7,895		68.22	4/30/17
							7/27/06	3,651	256,483
							7/26/07	2,824	198,386

(1)	All option and SSAR awards are in the form of Class B Common Stock. Awards with grant dates prior to 7/28/05 are stock options; awards with grant dates of 7/28/05 or later are stock-settled stock appreciation rights. All options and SSARs vest and become fully exercisable on the first day of the third fiscal year following the fiscal year of grant.

(2)	Restricted stock awards with a July 24, 2003 grant date have an eight-year vesting period and were issued in the form of Class B Common Stock. Restricted stock awards granted July 22, 2004, July 28, 2005, and July 27, 2006, have a five-year vesting period and were issued in the form of Class A Common Stock. The restricted stock awards granted July 26, 2007, have a four-year vesting period and were issued in the form of Class A Common Stock.

(3)	Values based on the closing prices on April 30, 2008, of Class A Common Stock of $70.25 and Class B Common Stock of $68.02.

(4)	Pursuant to a Letter Agreement between Ms. Wood and the Company entered into in connection with her retirement, Ms. Wood’s outstanding restricted stock awards were prorated based on the time elapsed since the underlying awards were granted, and vested upon her retirement date (April 30, 2008) as if her employment continued through April 30, 2009.

(5)	In connection with Ms. Wood’s retirement as of April 30, 2008, Ms. Wood’s options expire upon the earlier of: (a) their original expiration date; or (b) April 30, 2015.

(6)	Mr. Crutcher’s restricted shares vested upon his retirement date, August 31, 2007.

Option Exercises and Stock Vested for Fiscal 2008.
     The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the NEOs during fiscal 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired	Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Paul C. Varga(3)	28,991	1,133,492
Phoebe A. Wood(4)			11,332	789,722
Owsley Brown II(5)	52,605	2,357,419
James L. Bareuther(6)	8,780	283,587
James S. Welch, Jr.
Michael B. Crutcher(7)			17,714	1,321,860
Mark I. McCallum

(1)	The value realized on exercise equals the difference between the option exercise price and the market price of the underlying shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on vesting equals the market price of the underlying securities on the vesting date, multiplied by the number of shares that vested.

(3)	Mr. Varga exercised 1,808 options for Class B Common Stock on March 6, 2008, with an exercise price of $29.88 and a market price of $64.73. He exercised 13,528 options for Class B Common Stock on April 3, 2008, with an exercise price of $33.34 and a market price of $69.58. He exercised 7,767 options for Class B Common Stock on April 3, 2008, with an exercise price of $24.60 and a market price of $69.58. He also exercised 5,888 options for Class B Common Stock on April 3, 2008, with an exercise price of $30.37 and a market price of $69.58.

(4)	Pursuant to a Letter Agreement between Ms. Wood and the Company entered into in connection with her retirement, Ms. Wood’s outstanding restricted stock awards were prorated based on the time elapsed since the underlying awards were granted, and vested upon her retirement date (April 30, 2008) as if her employment continued through April 30, 2009. The closing prices of our Class A Common Stock and Class B Common Stock on April 30, 2008, were $70.25 and $68.02, respectively.

(5)	Mr. Brown exercised 615 options for Class B Common Stock on June 15, 2007, with an exercise price of $48.78 and a market price of $72.76. He also exercised 51,990 options for Class B Common Stock on October 2, 2007, with an exercise price of $29.88 and a market price of $74.94.

(6)	Mr. Bareuther exercised 615 options for Class B Common Stock on June 12, 2007, with an exercise price of $48.78 and a market price of $72.04. He also exercised 8,165 options for Class B Common Stock on March 7, 2008, with an exercise price of $29.88 and a market price of $62.86.

(7)	All of Mr. Crutcher’s outstanding restricted stock awards vested upon his retirement date of August 31, 2007. The closing prices of our Class A Common Stock and Class B Common Stock on August 31, 2007, were $75.61 and $71.56, respectively.

Pension Benefits.
We maintain both tax-qualified and non-qualified supplemental excess retirement plans. The following table sets forth the present value of accumulated pension benefits payable to each of our NEOs under our tax-qualified base plan, the Salaried Employees Retirement Plan, and under our non-qualified excess plan, the Supplemental Executive Retirement Plan, based on the pension earned as of our most recent SFAS 87 measurement date, January 31, 2008.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Paul C. Varga	Qualified	20.75	183,688	0
	Non-Qualified	20.75	1,293,076	0
Phoebe A. Wood	Qualified	6.92	122,917	0
	Non-Qualified	6.92	448,055	0
Owsley Brown II(2)	Qualified	30.00 (3)	2,394,661	111,766
	Non-Qualified	30.00	9,035,244	452,975
James L. Bareuther	Qualified	13.25	392,173	0
	Non-Qualified	13.25	1,254,696	0
James S. Welch, Jr.	Qualified	18.50	220,195	0
	Non-Qualified	18.50	605,467	0
Michael B. Crutcher(4)	Qualified	18.25	615,553	33,333
	Non-Qualified	18.25	1,747,998	100,916
Mark I. McCallum	Qualified	4.50	75,295	0
	Non-Qualified	4.50	123,779	0

(1)	Amounts in this column represent the actuarial present value of each NEO’s accumulated pension benefit as of our FAS 87 measurement date, January 31, 2008, using a 6.64% discount rate, age 65 expected retirement age, RP2000CH mortality table projected, and life annuity form of payment (except Mr. Brown and Mr. Crutcher who have retired and elected 100% joint and survivor annuity).

(2)	Mr. Brown retired from management service September 30, 2007.

(3)	Mr. Brown accumulated 46.25 years of service with the Company. Amounts payable under both our Qualified and Non-Qualified Plans are based on a maximum credited service of thirty (30) years.

(4)	Mr. Crutcher retired August 31, 2007.
Brown-Forman Corporation Salaried Employees Retirement Plan. Most U.S. salaried employees participate in the tax-qualified Salaried Employees Retirement Plan. This plan is a funded, non-contributory, defined-benefit pension plan that provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive calendar years’ compensation during the final ten years of employment. Retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest vests after five years of service.

Brown-Forman Corporation Supplemental Executive Retirement Plan. U.S. Federal tax law limits the benefits we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, including our NEOs, we maintain a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the tax-qualified Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The SERP also provides faster vesting for certain key employees who join us mid-career.
The formula to calculate the combined total pension benefit under both plans includes the following factors:
•	Final Average Compensation (“FAC”) is the average of the highest consecutive five calendar years of compensation in the last ten calendar years employed. For this purpose, compensation is considered to be salary and short-term incentive compensation (not long-term cash or equity compensation).

•	Social Security Covered Compensation (“CC”) is the average of the Social Security Taxable Wage Base in effect for each calendar year during the 35 years ending with the calendar year in which a participant attains his or her Social Security Retirement age.

•	Credited Service (“Service”) is the number of years and whole months of service the participant is employed by the Company at a location or division that participates in the pension plan, up to a maximum of 30 years.
The formula to determine monthly pension for a participant retiring at the regular retirement age of 65 is:
•	1.3% multiplied by FAC up to CC;

•	1.75% multiplied by FAC above CC;

•	The sum of the above multiplied by Service; and

•	Divide by 12 to get the monthly pension (before reduction for early retirement or optional forms of payment).
For example, for someone with FAC of $400,000, CC of $80,000, and Service of 30 years:

•	.013 X $80,000 =	$1,040
•	.0175 X $320,000 =	$5,600

•	Sum	$6,640
•	Times Service	30

•	Annual age 65 Pension	$199,200
•	Divide by	12

•	Monthly Pension	$16,600

Early retirement is available at age 55 under both plans. However, those who retire before age 65 have their pension payments reduced by 3% for each year (1/4 of 1% for each month) that payments start prior to age 65. James L. Bareuther is our only NEO who is currently eligible for early retirement. Retirees can also reduce their pension payment to purchase optional forms of payment that protect their spouse or ensure a minimum payment period.
Once the final pension is determined, the federal rules that govern the maximum pension that can be paid under the qualified plan are applied to determine the portion to be paid under the qualified plan, and the remainder becomes payable under the non-qualified pension plan.
Potential Payments Upon Change-In-Control Or Termination.
We do not provide our NEOs with any contract, agreement, plan, or arrangement that allows for payments or benefits upon termination or a change-in-control, and that discriminates in favor of any of the NEOs in scope or terms of operation. All equity awards have provisions that permit the Plan Administrator to provide at least prorated vesting in the event of death, disability, retirement, or involuntary termination due to restructuring or job elimination.
Executives who voluntarily terminate employment prior to retirement age forfeit awards under incomplete short-term and long-term incentive compensation cycles. On May 24, 2007, the Committee approved the amendment of outstanding restricted stock awards to provide for the mandatory pro rata vesting of restricted stock awards upon a participant’s involuntary termination for reasons other than a termination for cause. Prior to this action, any pro rata vesting for involuntary termination was at the discretion of the Plan Administrator.
For those executives who leave the Company at or after age 55 with at least 5 years of service (considered to be retirees), the incomplete short-term incentive compensation and long-term cash incentive compensation cycles continue in effect, prorated, and are paid at the same time and in the same manner as to active employee participants. Similarly, stock options and SSARs continue to be exercisable for the shorter of their original term, or seven years from the date of retirement.
For NEOs who did not terminate during fiscal 2008, the following table illustrates the value of compensation available to them had they terminated on April 30, 2008, the final day of our 2008 fiscal year, under various scenarios. For NEOs who terminated during the fiscal year, including Mr. Brown, Ms. Wood, and Mr. Crutcher, the following table illustrates the value of benefits they received or will receive as a result of their termination:

	Involuntary	Involuntary
	Termination for	Termination				Change in
Name	Cause	Not for Cause	Retirement	Disability	Death	Control

Varga
Death Benefit(1)	$0	$0	$0	$0	$2,000,000	$0
Holiday Bonus(2)	0	16,493	16,493	16,493	16,493	0
STC(3)	0	0	1,212,295	0	1,212,295	0
LTC(4)	0	0	2,925,701	0	2,520,532	0
SSARs(5)	0	0	0	0	0	0
RS(6)	0	2,991,979	0	0	0	0
Total	0	3,008,472	4,154,489	16,493	5,749,320	0

Wood(7)
Consulting Fee	—	—	625,000	—	—	—
Holiday Bonus	—	—	8,138	—	—	—
STC	—	—	439,400	—	—	—
LTC	—	—	1,183,988	—	—	—
SSARs	—	—	90,423	—	—	—
RS	—	—	916,472	—	—	—
Total	—	—	3,263,421	—	—	—

Brown
Holiday Bonus(2)	—	—	33,333	—	—	—
STC(3)	—	—	765,071	—	—	—
LTC(4)	—	—	1,724,423	—	—	—
SSARs(5)	—	—	0	—	—	—
RS(6)	—	—	0	—	—	—
Total	—	—	2,522,827	—	—	—

Bareuther
Death Benefit(1)	0	0	0	0	1,635,000	0
Holiday Bonus(2)	0	9,288	9,288	9,288	9,288	0
STC(3)	0	0	260,000	0	260,000	0
LTC(4)	0	0	1,147,225	0	1,012,687	0
SSARs(5)	0	0	100,538	0	100,538	100,538
RS(6)	0	1,029,943	0	0	0	0
Total	0	1,039,231	1,517,051	9,288	3,017,513	100,538

Welch
Death Benefit(1)	0	0	0	0	2,604,000	0
Holiday Bonus(2)	0	9,028	9,028	9,028	9,028	0
STC(3)	0	0	260,000	0	260,000	0
LTC(4)	0	0	1,076,999	0	940,012	0
SSARs(5)	0	0	119,598	0	119,598	119,598
RS(6)	0	721,848	0	0	0	0
Total	0	730,878	1,465,625	9,028	3,932,638	119,598

Crutcher
Holiday Bonus(2)	—	—	14,698	—	—	—
STC(3)	—	—	141,987	—	—	—
LTC(4)	—	—	1,147,983	—	—	—
SSARs(5)	—	—	0	—	—	—
RS(6)	—	—	1,321,860	—	—	—
Total	—	—	2,626,528	—	—	—

	Involuntary	Involuntary
	Termination for	Termination				Change in
Name	Cause	Not for Cause	Retirement	Disability	Death	Control

McCallum
Death Benefit(1)	0	0	0	0	2,090,000	0
Holiday Bonus(2)	0	6,120	6,120	6,120	6,120	0
STC(3)	0	0	260,000	0	260,000	0
LTC(4)	0	0	885,851	0	760,526	0
SSARs(5)	0	0	85,674	0	85,674	85,674
RS(6)	0	152,190	0	0	0	0
Total	0	158,310	1,237,645	6,120	3,202,320	85,674

(1)	The death benefit includes amounts provided by Brown-Forman as an employee insurance benefit in the event of the employee’s death and additional amounts elected and paid for by each NEO as optional insurance coverage.

(2)	Prorated holiday bonus is provided in the event of retirement, death, disability, and involuntary termination other than for cause.

(3)	Prorated short-term cash incentives are provided in the event of retirement or death based on actual Company performance. Amounts shown for Messrs. Varga, Bareuther, Welch, and McCallum reflect payments based on target levels of performance for fiscal 2008. For Mr. Brown, Ms. Wood, and Mr. Crutcher, amounts shown reflect payments based on actual Company performance for fiscal 2008, prorated as applicable.

(4)	Continued vesting of prorated long-term cash awards is provided in the event of retirement or death, based on the number of days worked during the performance period. For retirement scenarios, amounts shown represent actual performance applied to prior performance periods and target performance applied to the current and future performance periods. For death scenarios, amounts shown represent actual performance applied to prior performance periods and target performance applied to the current and future performance periods with the award for the performance period ending April 30, 2009 reduced by 15% and the award for the performance period ending April 30, 2010 reduced by 25% in accordance with our administrative guidelines.

(5)	Options and SSARs vest immediately in the event of retirement, death, and change-in-control. Amounts shown in the “SSARs” line item represent the value realized upon vesting of unvested Class B Common stock options and SSARs, based upon the difference between the exercise price and the closing price of our Class B Common stock on April 30, 2008 (for Ms. Wood and Messrs. Varga, Bareuther, Welch and McCallum), or the date of retirement (for Mr. Brown, September 30, 2007; for Mr. Crutcher, August 31, 2007).

(6)	Continued vesting of a prorated number of unvested restricted shares is provided in the event of involuntary termination other than for cause based on the number of days worked during the performance period. Amounts shown represent the number of prorated restricted shares provided, multiplied by the closing price of our Class B Common Stock on April 30, 2008, of $68.02. The Plan Administrator allowed for immediate vesting of all of Mr. Crutcher’s unvested restricted shares upon his retirement date of August 31, 2007. For Mr. Crutcher, amounts shown represent the number of restricted shares vested multiplied by the closing prices of our Class A Common Stock and Class B Common Stock on August 31, 2007, of $75.61 and $71.56, respectively.

(7)	On April 28, 2008, in connection with her retirement, Phoebe A. Wood and the Company entered into a Letter Agreement, effective May 1, 2008, pursuant to which Ms. Wood agreed to provide consulting services to the Company from May 1, 2008 through April 30, 2009. Under the terms of the Letter Agreement, Ms. Wood was to receive $25,000 on May 1, 2008, and will receive $50,000 in each of the twelve months from May 2008 through April 2009, for total cash payments of $625,000. Ms. Wood’s COBRA medical coverage costs and any reasonable expenses incurred by her in connection with providing the consulting services will be borne by the Company. Ms. Wood’s outstanding restricted stock awards were prorated based on the time elapsed since the underlying awards were granted, and as if her employment continued through April 30, 2009. The fiscal 2008 restricted stock award was prorated to 50%, multiplied by the applicable restricted stock performance adjustment factor, and paid in shares of Class A Common Stock, at Ms. Wood’s election. For Ms. Wood, amounts shown represent the number of restricted shares vested multiplied by the closing prices of our Class A Common Stock and Class B Common Stock on April 30, 2008, of $70.25 and $68.02, respectively.

DIRECTOR COMPENSATION
This section describes how we compensate our Directors.
Elements of Compensation.
Our directors serve one-year terms that begin with their election at the Annual Meeting of Stockholders held in late July each year (the “Board Year”). We offer the following types of compensation to our non-employee directors:
•	Annual cash retainer

•	Equity award for the Board Year

•	Committee member retainer

•	Committee chairman retainer

•	Meeting fees for Board and committee meetings

•	Limited personal benefits and perquisites
Our compensation philosophy as it applies to our non-employee directors is to provide an annual retainer that is less than that provided by comparable companies and meeting fees that exceed those provided by comparable companies. The Compensation Committee believes that this structure appropriately reflects the importance of directors’ attendance and active participation at Board and committee meetings.
Annual Retainer. The Committee reviews, and if appropriate, adjusts annually, effective August 1, the compensation offered to our non-employee directors. Effective August 1, 2007, our non-employee directors are paid an annual retainer of $35,000 cash, payable in six installments over the Board Year. In lieu of cash, each director may elect to receive all or part of his or her annual retainer in the form of Class B Common stock-settled stock appreciation rights (“SSARs”).
Annual Equity Award. In addition to the annual retainer, each non-employee director receives an annual grant of $45,000 in SSARs. All SSARs are based upon our Class B Common Stock, and are immediately exercisable. The number of SSARs awarded to our non-employee directors for fiscal 2008 was determined by dividing the cash value of the award by the Black-Scholes value of our Class B Common Stock as of the close of trading on the date of grant, July 26, 2007.
Committee-Related Retainers. We pay our non-employee director committee chairmen an annual retainer of $30,000 cash per committee chaired, payable in six installments over the Board Year. We pay our non-employee director committee members (other than committee chairmen) an annual retainer of $10,000 cash, payable in six installments over the Board Year.
Meeting Fees. Non-employee directors receive a meeting fee of $5,000 per Board meeting attended in person (or telephonically, if personal attendance is not possible for medical reasons), or $2,500 if attended telephonically or for partial in-person participation. Committee members receive $2,500 per committee meeting attended in person or telephonically.

Employee Directors. In addition to, and separate from, his regular compensation as a Brown-Forman employee, we pay Geo. Garvin Brown IV $10,000 per month as compensation for his service as our Presiding Chairman of the Board. Otherwise, we do not pay our employee directors (Geo. Garvin Brown IV, Paul Varga, and James S. Welch, Jr.) for serving on our Board, any of its committees, or on the boards or equivalent bodies of any of our subsidiaries. For additional information on the compensation we pay to Geo. Garvin Brown IV as a Brown-Forman employee, please see the Certain Relationships and Related Transactions section, which begins on page 53.
Expense Reimbursement. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, and provide an additional international travel allowance of $3,000 per meeting to directors who must travel to Board meetings from outside the United States. All of our directors are covered under the Company’s Travel Accident Insurance and D&O Liability Insurance programs.
We occasionally invite our directors and their spouses to certain events, including retirement celebrations, award dinners, and during fiscal 2008, a multi-day offsite strategy session held in conjunction with one of our Board meetings. We believe these events provide valuable opportunities for our senior executives and directors to establish and develop relationships, furthering our objective of building a strong and cohesive senior management team.

The following table sets forth the compensation we paid to our non-employee directors for their service in fiscal 2008.

					Change in
					Pension
				Non-Equity	Value and
	Fees Earned			Incentive	Nonqualified
	or Paid	Stock	SSAR	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)(3)(4)	($)	Earnings	($)(6)	($)

Patrick Bousquet-Chavanne	63,333		80,292			0	143,625

Barry D. Bramley	121,883		45,164			18,000	185,047

Martin S. Brown Jr.	70,000		45,164			0	115,164

Owsley Brown II(5)	37,500		40,070			0	77,570

Donald G. Calder	155,333		45,164			22,268	222,765

Sandra A. Frazier	70,000		45,164			0	115,164

Richard P. Mayer	148,000		45,164			0	193,164

William E. Mitchell	92,750		62,720			0	155,470

Matthew R. Simmons	63,333		80,292			0	143,625

William M. Street	106,833		45,164			0	151,997

Dace Brown Stubbs	70,000		45,164			14,306	129,470

(1)	Amounts in this column include: the annual Board retainer, if paid in cash; annual committee chairman and committee member retainers; and Board and committee meeting fees. Fees vary based on each board member’s attendance at board and committee meetings and whether such board member is chairman of a committee.

(2)	Amounts include: the annual Board retainer, if paid in equity; and annual equity awards for fiscal 2008. For fiscal 2008, Mr. Bousquet-Chavanne and Mr. Simmons elected to receive their entire annual Board retainer in SSARs; Mr. Mitchell elected to receive 50% of his annual Board retainer in SSARs.

(3)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended April 30, 2008, in accordance with SFAS 123(R), related to SSARs granted in fiscal 2008. Assumptions used in the calculation of these amounts are included in Footnote 15 to the Company’s audited financial statements for the fiscal year ended April 30, 2008, which are included in the Company’s Annual Report on Form 10-K as filed with the SEC. The grant date fair value for all SSARs granted to our non-employee directors (other than Mr. Brown) as of July 26, 2007 was $68.02 and the Black-Scholes value used to determine the number of SSARs awarded was $15.253. The grant date fair value of the SSARs granted to Owsley Brown II on November 15, 2007 was $68.00 and the Black-Scholes value used to determine the number of SSAR awards was $15.253. All Options/SARs granted to non-employee directors are vested and fully exercisable.

(4)	The aggregate number of Class B Common Stock options and SSARs outstanding for each of our non-employee directors as of April 30, 2008, was as follows: For Mr. Bousquet-Chavanne, 15,383; for Mr. Bramley, 42,243; for Mr. Martin Brown, Jr., 5,721; for Mr. Owsley Brown II, 431,064; for Mr. Calder, 25,418; for Ms. Frazier, 5,721; for Mr. Mayer, 25,418; for Mr. Mitchell, 5,374; for Mr. Simmons, 25,574; for Mr. Street, 172,003; and for Ms. Stubbs, 34,540. All such options and SSARs are fully vested and exercisable.

(5)	Mr. Brown became a non-employee director as of October 1, 2007.

(6)	For Mr. Bramley, this amount includes an international travel allowance of $18,000 ($3,000 per meeting multiplied by six meetings). For Mr. Calder, this amount includes $21,078 in travel-related expenses for Mr. Calder’s spouse to attend certain Board-related events, including airfare (airfare on chartered plane valued based on actual cost to the Company) and meals, and the value of Company product received. For Ms. Stubbs, this amount includes a fee of $14,000 for consultation services provided to the Company on Brown family issues and the value of Company product received.

OTHER INFORMATION
This section provides other information you should know before you cast your vote.
Certain Relationships and Related Transactions.
Each director, director nominee, executive officer, and 5% beneficial owner completes a questionnaire each year that requires disclosure of any transaction or currently proposed transaction in which the Company participates and in which the respondent has a direct or indirect material interest and the amount involved exceeds $120,000. The Board has not adopted a formal policy for the review, approval or ratification of such transactions. Such transactions occurring from May 1, 2007, through the date of this Proxy Statement are described below.
On April 28, 2008, in connection with her retirement as Vice Chairman and Chief Financial Officer, Phoebe A. Wood and the Company entered into a Letter Agreement, effective May 1, 2008, pursuant to which Ms. Wood agreed to provide consulting services to the Company from May 1, 2008, through April 30, 2009. Under the terms of the Letter Agreement, Ms. Wood was to receive $25,000 on May 1, 2008, and will receive $50,000 in each of the twelve months from May 2008 through April 2009, for total cash payments of $625,000. Ms. Wood will be available for approximately eight hours per week, on average, to provide consulting services to the Company, during which time Ms. Wood’s COBRA coverage costs and any reasonable expenses incurred by her in connection with providing the consulting services will be borne by the Company. Ms. Wood’s outstanding restricted stock awards were prorated based on the time elapsed since the underlying awards were granted, and vested upon her retirement date as if her employment continued through April 30, 2009. Her fiscal 2008 restricted stock award was prorated to 50%, multiplied by the applicable performance adjustment factor, and, at Ms. Wood’s election, paid in shares of Class A Common Stock on June 1, 2008. The Letter Agreement included non-compete and non-disparagement provisions, a general release, and other customary provisions.
Donald C. Berg was appointed Chief Financial Officer of the Company, effective May 1, 2008. As of May 1, 2008, Mr. Berg’s base salary was $510,000, with a holiday bonus of $21,250. His short-term incentive compensation opportunity at target was $260,000, and his long-term incentive compensation opportunity for the performance period fiscal 2009 through fiscal 2011 at target was $600,000. Mr. Berg’s long-term compensation will be awarded in a combination of stock-settled stock appreciation rights, performance-based restricted stock, and long-term cash. For additional information on our executive compensation practices, please see the Executive Compensation section, which begins on page 23.
With the exception of the compensation we pay for their services as directors (disclosed in the Director Compensation section, which begins on page 49), we do not compensate or engage in any financial transactions with our non-employee directors. Directors Paul C. Varga and James S. Welch, Jr., are named executive officers, and are compensated as detailed in the Executive Compensation section of this Proxy Statement, which begins on page 23. Director Owsley Brown II was an executive officer of the Company for part of fiscal 2008, and was compensated as detailed in the Executive Compensation section.

Director Geo. Garvin Brown IV, a nephew of Director Dace Brown Stubbs, is a Vice President of Brown Forman Corporation and is brand director for Jack Daniel’s in Europe and Africa. During fiscal 2008, Mr. Brown received a base salary of $155,300 and short-term and long-term cash incentive compensation of $128,766. The Company incurred costs at a net amount of $596,208 during fiscal 2008 for certain expenses associated with Mr. Brown’s living abroad, including housing costs and a cost of living allowance. His total compensation, including such costs and $109,576 in Company-paid group benefits and perquisites, was $1,064,231. During fiscal 2008, Mr. Brown also received long-term equity based incentive compensation of 830 Class B Common SSARs, with an exercise price of $68.22. The SSARs are exercisable May 1, 2010, and expire April 30, 2017. This equity award was approved by the Company’s Management Compensation and Benefits Committee. Mr. Brown’s compensation is consistent with that of other employees with similar tenures, responsibilities, performance histories, and expatriate status. In addition, Mr. Brown receives a $10,000 per month stipend for serving as the Presiding Chairman of our Board of Directors. The stipend was approved by the Compensation Committee of the Board.
As a family controlled company, we employ individuals who are immediate family members of our directors, executive officers, and major stockholders. As of April 30, 2008, in addition to our employee directors, we employ five individuals (Campbell P. Brown, Christopher L. Brown, J. McCauley Brown, Marshall B. Farrer, and Andrew Varga) who are immediate family members of executive officers, directors, or 5% beneficial owners, or who are 5% beneficial owners in their own right. Each of these employees is compensated in a manner consistent with our employment and compensation policies applicable to all employees. The aggregate annual compensation paid by the Company to each of these employees exceeds $120,000.
Laura Lee Brown is a member of the Brown family, and the sister of Director Dace Brown Stubbs. On June 22, 2007, we entered into a Stock Repurchase Agreement with Ms. Brown pursuant to which we agreed to purchase from her up to $22 million worth of Company Class A Common Stock, subject to certain terms and conditions. Generally, under the terms of the agreement, share repurchases occurred on a weekly basis, at a purchase price equal to the average closing price of our Class A Common Stock for the five trading days preceding the repurchase. Certain price thresholds and ceilings applied. We completed this repurchase program on October 11, 2007. Under the program, we repurchased from Ms. Brown, in the aggregate, 289,282 shares of Class A Common Stock, at an average price per share of $76.05. This transaction was approved by a special committee of the Board consisting of the following disinterested directors: Mr. Bousquet-Chavanne, Mr. Bramley, Mr. Calder (Chair), Mr. Mayer, Mr. Mitchell, Mr. Simmons, Mr. Street, Mr. Varga and Mr. Welch.
Laura Lee Brown also owns a parking garage in downtown Louisville, next to our offices at 626 West Main Street. We lease, at market rates, a number of parking places in this garage, and pay additional amounts for validations of parking for customers and visitors. For fiscal 2008, the total expense under this arrangement was $248,256. In addition, Ms. Brown is an investor in the 21c Museum Hotel. Brown-Forman rented hotel rooms and provided meals and entertainment at 21c, at market rates, to various corporate guests. The amount paid to the 21c Museum Hotel for these expenses in fiscal 2008 was $520,684.
Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee during fiscal 2008, or as of the date of this Proxy Statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.
Appointment of Independent Registered Public Accounting Firm.
Our Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending April 30, 2009. Through its predecessor, Coopers & Lybrand L.L.P., PricewaterhouseCoopers LLP has served us in this capacity continuously since 1933. We know of no direct or material indirect financial interest that PricewaterhouseCoopers LLP has in us or any of our subsidiaries, or of any connection with us or any of our subsidiaries by PricewaterhouseCoopers LLP in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A PricewaterhouseCoopers LLP representative will attend the Annual Meeting, will be given the opportunity to make a statement should he or she so desire, and will be available to respond to appropriate questions.
Other Proposed Action.
As of June 27, 2008, we know of no business to come before the meeting other than the election of directors. If any other business should be properly presented to the meeting, the proxies will be voted in accordance with the judgment of the persons holding them.
Stockholder Proposals for 2009 Annual Meeting.
To be considered for inclusion in next year’s Proxy Statement and form of proxy relating to the 2009 Annual Meeting of Stockholders, stockholder proposals must be received by us at our principal executive offices at 850 Dixie Highway, Louisville, Kentucky 40210 not later than March 1, 2009. Proposals should be sent to the attention of Matthew E. Hamel, our Secretary, and must comply with SEC requirements related to the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals received between March 2 and May 15, 2009, will not be included in our proxy materials for the 2009 Annual Meeting. Proposals received after May 15, 2009, will be considered untimely, and the proxies solicited by us for next year’s Annual Meeting will confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that Annual Meeting.
By Order of the Board of Directors
Matthew E. Hamel
Secretary
Louisville, Kentucky
June 27, 2008

P
R
O
X
Y

BROWN-FORMAN CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors.
For Use by Holders of Shares of Class A Common Stock Annual Stockholders Meeting, July 24, 2008
     THE UNDERSIGNED hereby appoint(s) Geo. Garvin Brown IV, Paul C. Varga, and Matthew E. Hamel, and each of them, attorneys and proxies, with power of substitution, to vote all of the shares of Class A Common Stock of Brown-Forman Corporation standing of record in the name of the undersigned at the close of business on June 16, 2008, at the Annual Meeting of Stockholders of the Corporation, to be held on July 24, 2008, and at all adjourned sessions thereof, in accordance with the Notice and the Proxy Statement received, for the election of directors of the Corporation and upon such other matters as may properly come before the meeting.
(change of address)
1.	ELECTION OF DIRECTORS, NOMINEES:
Patrick Bousquet-Chavanne; Barry D. Bramley; Geo. Garvin Brown IV; Martin S. Brown, Jr.; Donald G. Calder; Sandra A. Frazier; Richard P. Mayer; William E. Mitchell; Matthew R. Simmons; William M. Street; Dace Brown Stubbs; Paul C. Varga; James S. Welch, Jr.

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 24, 2008:
The Notice of Annual Meeting, Proxy Statement, and 2008 Annual Report are available at www.brown-forman.com/proxy.

 You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
SEE REVERSE SIDE

☒	Please mark	0000
your votes as in
this example.
This proxy, when properly executed and returned, will be voted in the manner directed below by the undersigned stockholder(s).
If no direction is given, this proxy will be voted FOR the election of the directors named.

		FOR*	WITHHELD
1.	Election of Directors	☐	☐	2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	Change of Address on Reverse Side
(see reverse)

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SIGNATURE(S)	DATE:	, 2008

NOTE: Please mark, sign, date and return the proxy card promptly using the enclosed envelope. This proxy must be signed exactly as the name or names appear above. If you are signing as a trustee, executor, etc., please so indicate.